EXECUTION COPY

$275,000,000

CREDIT AGREEMENT

Dated as of June 30, 2003

among

ALARIS MEDICAL SYSTEMS, INC.
as Borrower

and

THE LENDERS AND ISSUERS PARTY HERETO

and

CITICORP NORTH AMERICA, INC.
as Administrative Agent

and

UBS SECURITIES LLC
as Syndication Agent

and

BEAR STEARNS CORPORATE LENDING INC. AND CIBC WORLD MARKETS CORP.
as Co-Documentation Agents

and

CITIGROUP GLOBAL MARKETS INC. AND UBS SECURITIES LLC
as Joint Lead Arrangers and Joint Book Managers

WEIL, GOTSHAL & MANGES LLP
767 FIFTH AVENUE
NEW YORK, NEW YORK 10153-0119

        CREDIT AGREEMENT, dated as of June 30, 2003, among ALARIS MEDICAL SYSTEMS, INC., the surviving corporation of the Merger described herein, a Delaware corporation (the “Borrower”), the Lenders (as defined below), the Issuers (as defined below) and CITICORP NORTH AMERICA, INC. (“Citicorp”), as agent for the Lenders and the Issuers (in such capacity, and as agent for the Secured Parties (as defined below) under the Collateral Documents, the “Administrative Agent”), UBS SECURITIES LLC, as syndication agent for the Lenders and the Issuers (in such capacity, the “Syndication Agent”), and BEAR STEARNS CORPORATE LENDING INC. and CIBC WORLD MARKETS CORP., as co-documentation agents for the Lenders and the Issuers (in such capacity, each a “Co-Documentation Agent” and collectively, the “Co-Documentation Agents”).

W I T N E S S E T H:

        WHEREAS, ALARIS Medical Systems, Inc. (“ALARIS Medical Systems”) shall have merged, on or prior to the date hereof, with and into its parent corporation ALARIS Medical, Inc. (“ALARIS Medical” and together with ALARIS Medical Systems, collectively, the “Company” and such merger being referred to herein as the “Merger”), with ALARIS Medical being the surviving corporation and after giving effect to such Merger, such surviving corporation shall change its name to ALARIS Medical Systems, Inc.;

        WHEREAS, the Borrower hereunder is the surviving corporation of the Merger;

        WHEREAS, on or prior to the date hereof, the Borrower shall have repurchased certain public indebtedness issued by ALARIS Medical and ALARIS Medical Systems pursuant to certain tender offers and consent solicitations, as more fully described forth herein;

        WHEREAS, on or prior to the date hereof, the Company will issue approximately 9,100,000 additional shares of its common stock in an aggregate amount that is not less than $75,000,000 in a registered public offering pursuant to the Registration Statement on Form S-3, filed by the Company and effective as of May 16, 2003, relating to the issuance of up to $550,000,000 of debt and/or equity securities (together with the sale of approximately 900,000 shares of its common stock by the Company, pursuant to the over-allotment option exercisable by the underwriters of such registered public offering, collectively, such offering, the “Equity Offering” and such Registration Statement, the “Registration Statement”);

        WHEREAS, on or prior to the date hereof, the Company will issue 7-1/4% senior subordinated notes due 2011 in an aggregate principal amount of $175,000,000 (the “Senior Subordinated Notes”) in a public offering pursuant to the terms of the Senior Subordinated Notes Indenture (as defined below), in form and substance satisfactory to the Arrangers (the “Notes Offering”);

        WHEREAS, the Borrower has requested that the Lenders and Issuers make available for the purposes specified in this Agreement a term loan, revolving credit and letter of credit facility; and

        WHEREAS, the Lenders and Issuers are willing to make available to the Borrower such term loan, revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1  Defined Terms

        As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        “Administrative Agent” has the meaning specified in the preamble to this Agreement.

        “Affected Lender” has the meaning specified in Section 2.16 (Substitution of Lenders).

        “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        “Agent Affiliate” has the meaning specified in Section 10.3 (Posting of Approved Electronic Communications).

        “Agents” means the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.

      “Agreement” means this Credit Agreement.

        “Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

        “Applicable Margin” means (a) from the period commencing on the Closing Date and ending on the first Business Day after the receipt by the Administrative Agent of the Financial Statements required to be delivered pursuant to Section 6.1(c) (Financial Statements) for the Fiscal Year ending on or about December 31, 2003, (i) with respect to Term Loans maintained as (A) Base Rate Loans, a rate equal to 1.75% per annum and (B) Eurodollar Rate Loans, a rate per annum equal to 2.75% per annum and (ii) with respect to Revolving Loans maintained as (A) Base Rate Loans, a rate equal to 2.00% per annum and (B) Eurodollar Rate Loans, a rate equal to 3.00% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Leverage Ratio (determined on the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(b) or (c) (Financial Statements)) set forth below:

	Term Loans		Revolving Loans
Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans	Base Rate Loans	Eurodollar Rate Loans
Greater than 4.00 to 1.00	2.00%	3.00%	2.00%	3.00%
Less than or equal to 4.00 to 1.00 and equal to or greater than 3.50 to1.00	1.75%	2.75%	1.75%	2.75%
Less than 3.50 to 1.00 and equal to or greater than 3.00 to 1.00	1.50%	2.50%	1.50%	2.50%
Less than 3.00 to 1.00 and equal to or greater than 2.50 to 1.00	1.50%	2.50%	1.25%	2.25%
Less than 2.50 to 1.00	1.50%	2.50%	1.00%	2.00%

Changes in the Applicable Margin resulting from a change in the Leverage Ratio on the last day of any subsequent Fiscal Quarter shall become effective as to all Loans upon the immediately succeeding Business Day following delivery by the Borrower to the Administrative Agent of new Financial Statements pursuant to Section 6.1(b) or (c) (Financial Statements), as applicable. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if the Borrower shall fail to deliver such Financial Statements within any of the time periods specified in Section 6.1(b) or (c) (Financial Statements), the Applicable Margin from and including the 46th day after the end of such Fiscal Quarter or the 91st day after the end of such Fiscal Year, as the case may be, to but not including the date the Borrower delivers to the Administrative Agent such Financial Statements shall equal the highest possible Applicable Margin provided for by this definition.

        “Applicable Unused Commitment Fee Rate” means 0.50% per annum.

        “Approved Deposit Account” means each Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

        “Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (x) any Notice of Borrowing, Letter of Credit Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.7 (Optional Prepayments) and Section 2.8 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions To Loans And Letters Of Credit) or Section 2.3(a) (Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

        “Approved Electronic Platform” has the meaning specified in Section 10.3(a) (Posting of Approved Electronic Communications).

        “Approved Member States” means Belgium, France, Germany, Italy, Luxembourg, the Netherlands, Spain, Sweden and the United Kingdom.

        “Approved Securities Intermediary” means a Securities Intermediary or Commodity Intermediary selected or approved by the Administrative Agent, which approval shall not be unreasonably withheld.

        “Arrangers” means Citigroup Global Markets Inc. and UBS Securities LLC, in their respective capacities as joint book managers and joint lead arrangers.

        “Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

        “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

        “Available Credit” means, at any time, (a) the then effective Revolving Credit Commitments minus (b) the aggregate Revolving Credit Outstandings at such time.

        “Bailee’s Letter” means a letter in form and substance reasonably acceptable to the Administrative Agent and executed by any Person (other than the Borrower) that is in possession of Inventory on behalf of the Borrower pursuant to which such Person acknowledges, among other things, the Administrative Agent’s Lien with respect thereto.

      “Bankruptcy Code” means title 11, United States Code.

        “Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

    (b)        the sum (adjusted, if not otherwise fully divisible into whole increments of 0.25%, to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c) 0.50% per annum plus the Federal Funds Rate.

        “Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

        “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

        “Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of the managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

        “Borrower” has the meaning specified in the preamble to this Agreement.

        “Borrower’s Accountants” means Pricewaterhouse Coopers LLP or other independent nationally-recognized public accountants reasonably acceptable to the Administrative Agent.

        “Borrowing” means a borrowing consisting of Revolving Loans or Term Loans made on the same day by the Lenders ratably according to their respective Commitments. A Borrowing may be a Revolving Credit Borrowing or a Term Loan Borrowing.

        “Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

        “Business Segments” has the meaning specified in Section 6.1(a) (Financial Statements).

        “Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant, equipment or software on a Consolidated balance sheet of such Person and its Subsidiaries, excluding interest capitalized during construction.

        “Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that is at the time of determination required to be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

        “Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

        “Captive Insurance Entity” means any Wholly-Owned Subsidiary or other Person (other than an individual and otherwise reasonably acceptable to the Administrative Agent) created solely for the purpose of purchasing or providing, or facilitating the provision of, indemnity, insurance, or both, for acts or omissions of Persons acting or failing to act in their capacity as a director, officer, employee or agent of the Borrower or any Subsidiary of the Borrower to the extent that such insurance, indemnity, or both, may be so purchased, provided, or facilitated in accordance with applicable Requirements of Law.

        “Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its reasonable discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or their Subsidiaries or Affiliates or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the sole dominion and control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

        “Cash Equivalents” means (a) Dollars or Euros, (b) (i) securities issued or insured by the United States federal government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of such securities) and having maturities of not more than one year or (ii) securities issued or fully guaranteed or insured by any Approved Member State, or an agency or instrumentality thereof (provided, that the full faith and credit of the applicable Approved Member State is pledged in support of those securities) and having maturities of not more than one year, (c) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any Lender or any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, (d) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, (e) securities issued by any state or municipality within the United States that are rated at least “A-1” by S&P or “P-1” by Moody’s and issued in the form of General Obligation Bonds (GOs), Tax Anticipation Notes (TANs), Revenue Anticipation Notes (RANs), Bond Anticipation Notes (BANs), pre-funded bonds, short-term putable bonds, and short-term floating issues “Auction Rate Securities”; (f) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; and (g) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c), (d) and (e) above, (ii) has net assets whose Dollar Equivalent exceeds $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b), (c) and (d) above shall not exceed 270 days.

        “Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non-Cash Interest Expense of such Person for such period.

        “Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.

        “Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, reasonable attorneys’ fees and disbursements in connection therewith.

        “Change of Control” means any of the following: (a) the occurrence of any event or transaction as a result of which the Principal Parties shall cease to have Beneficial Ownership of at least 50% of the issued and outstanding Voting Stock of the Borrower; provided, however, that if at any time the Principal Parties shall have Beneficial Ownership of less than 50% of the issued and outstanding Voting Stock of the Borrower, such event shall only constitute a Change of Control if any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) (other than the Principal Parties) (i) shall have Beneficial Ownership of 25% or more of the issued and outstanding Voting Stock of the Borrower at any such time and (ii) such other person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) (other than the Principal Parties) shall have Beneficial Ownership of a percentage of the issued and outstanding Voting Stock of the Borrower that is greater than or equal to the percentage of the issued and outstanding Voting Stock of the Borrower owned by the Principal Parties at such time, (b) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors or (c) any Change of Control as defined in the Senior Subordinated Note Indenture.

        “Citicorp” has the meaning specified in the preamble to this Agreement.

        “Closing Date” means the first date on which any Loan is made or any Letter of Credit is Issued.

        “Co-Documentation Agent” has the meaning specified in the preamble to this Agreement.

        “Code” means the Internal Revenue Code of 1986.

        “Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

        “Collateral Access Agreement” means a letter in form and substance reasonably acceptable to the Administrative Agent and executed by a landlord or lessor in respect of the Collateral of the Borrower or any of its Domestic Subsidiaries located at any leased premises of the Borrower or any of its Domestic Subsidiaries pursuant to which such landlord or lessor, among other things, acknowledges the security interest in the Collateral granted by the applicable Loan Party to the Administrative Agent, grants the Administrative Agent a right to access the leased premises for purposes of taking actions with respect to the Collateral (including removal thereof) and agrees that any Lien on the Collateral which it may have is subordinate to the Lien of the Administrative Agent.

        “Collateral Documents” means the Pledge and Security Agreement, each Intellectual Property Security Agreement (as defined in the Pledge and Security Agreement), each Foreign Share Pledge Agreement, each Foreign Intellectual Property Security Agreement, the Mortgages, the Deposit Account Control Agreements, the Control Account Agreements and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

        “Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment, if any, and Term Loan Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments and Term Loan Commitments of all Lenders.

        “Commodity Account” has the meaning specified in the Pledge and Security Agreement.

        “Commodity Intermediary” has the meaning given to such term in the UCC.

        “Compliance Certificate” has the meaning specified in Section 6.1(d) (Financial Statements).

        “Confidential Information Memorandum” means the confidential information memorandum dated June 9, 2003 used by the Arrangers in connection with the syndication of the Facilities.

        “Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries, after the elimination of inter-company items, in accordance with GAAP; provided, that with respect to the consolidated financial statements of Borrower, the term “Consolidated” shall mean the financial statements of Borrower and its consolidated Subsidiaries as consolidated in accordance with GAAP, after the elimination of inter-company items.

        “Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries at such date.

        “Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person and its Subsidiaries, but excluding, in the case of the Borrower the principal amount of any current portion of long-term Financial Covenant Debt.

        “Consolidated Lease Expense” means, for any Person for any period, the aggregate amount of fixed and contingent rentals payable in cash by the Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP (but excluding amounts in respect of taxes, common area maintenance, insurance, utility payments and similar items in the case of gross leases).

        “Consolidated Net Income” means, for any Person for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary in cash, (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, and (c) the net income (or loss) of any Person acquired in a pooling of interest transaction shall be excluded to the extent accrued prior to the date of such acquisition and (d) extraordinary gains and losses and any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded.

        “Consolidated Subsidiaries” means, with respect to any Person, any Subsidiary of such Person the assets and liabilities of which are required to be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

        “Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the Board of Directors of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

        “Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

        “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who: (i) was a member of such Board of Directors on the date hereof, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the then Continuing Directors who were members of such Board of Directors at the time of such nomination or election, or (iii) became a member of the Board of Directors as a result of the actions of the Principal Parties; provided that at the time such Principal Parties took any such action, the Principal Parties had Beneficial Ownership of in excess of 50% of the Voting Stock of the Borrower.

        “Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

        “Control Account” means a Securities Account or Commodity Account that is the subject of an effective Control Account Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

        “Control Account Agreement” has the meaning specified in the Pledge and Security Agreement.

        “Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 (Additional Collateral and Guaranties) or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock or Stock Equivalent, as applicable, authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.

        “Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

    (a)        Liens with respect to the payment of taxes, assessments or governmental charges or impositions in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

    (b)        Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen, artisans or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

    (c)        pledges or deposits made in the ordinary course of business securing obligations under workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

    (d)        encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property or other immaterial irregularities in title not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

    (e)        encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and

(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease.

        “Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by the Borrower or any of its Subsidiaries.

        “Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

        “Deposit Account” has the meaning given to such term in the UCC.

        “Deposit Account Bank” has the meaning specified in the Pledge and Security Agreement.

        “Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

        “Disclosure Documents” means, collectively, the Form 10-K filed by ALARIS Medical with the Securities and Exchange Commission for the Fiscal Year ended on or about December 31, 2002, the Form 10-Q filed by ALARIS Medical for the Fiscal Quarter ended on or about March 31, 2003, the Form 10-Q filed by the Borrower for the Fiscal Quarter ended on or about June 30, 2003, the Registration Statement and the Confidential Information Memorandum.

        “Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate.

        “Dollars” and the sign “$” each mean the lawful money of the United States of America.

        “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

        “Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

        “Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

        “EBITDA” means, with respect to any Person for any period, (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes or amounts paid to governments of foreign jurisdictions in lieu of taxes, (ii) Interest Expense, including amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iii) loss from extraordinary items (including losses realized in connection with the extinguishment or retirement of Indebtedness and losses in connection with the Transactions), (iv) depreciation, depletion and amortization expenses, (vi) non-recurring cash charges in respect of the Global Manufacturing Restructuring Expenditures and in connection with any Permitted Acquisition in an aggregate amount not exceeding $2,000,000 in any Fiscal Year, (vii) all other non-recurring, non-cash charges (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and excluding, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses in connection with Hedging Contracts) and (viii) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants but excluding any non-cash charges or losses which (or should) represent the accrual of a reserve for the payment of cash charges in any future period or the amortization of a prepaid cash expense that was paid in any prior period minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items for such period (including gains realized in connection with the extinguishment or retirement of Indebtedness and gains in connection with the Transactions), (iv) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by such Person, (v) any non-cash, non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), and (vi) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent.

        “Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets whose Dollar Equivalent exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent and (so long as an Event of Default shall not have occurred and be continuing) the Borrower or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.

        “Employee Stock Plans” mean, collectively, those certain employee and non-employee director stock option plans specified on Schedule 1.1(a) (Employee Stock Plans), as such plans are in effect on the Closing Date or otherwise modified pursuant to amendments expressly permitted by the terms of this Agreement.

        “Employment-Related Contracts” means any or all of the following Contractual Obligations: (a) consulting agreements, (b) executive employment agreements, (c) executive compensation plans, (d) deferred compensation agreements, (e) employee stock purchase and stock option plans and (f) severance plans.

        “Entitlement Holder” has the meaning specified in the Pledge and Security Agreement.

        “Entitlement Order” has the meaning specified in the Pledge and Security Agreement.

        “Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

        “Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

        “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

        “Equity Issuance” means the issue or sale of any Stock of the Borrower or any Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower to any Person other than the Borrower or any Subsidiary of the Borrower.

        “Equity Offering” has the meaning specified in the recitals to this Agreement.

        “ERISA” means the United States Employee Retirement Income Security Act of 1974.

        “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        “ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

        “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

        “Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent, or, in the absence of such availability, the Eurodollar Base Rate shall be.

        “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

        “Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

        “Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

        “Event of Default” has the meaning specified in Section 9.1 (Events of Default).

        “Excess Cash Flow” means, for the Borrower for any period, (a) EBITDA of the Borrower for such period plus (b) the excess, if any, of the Working Capital of the Borrower at the beginning of such period over the Working Capital of the Borrower at the end of such period minus (c) the sum of (without duplication) (i) scheduled and mandatory cash principal payments on the Loans during such period and optional cash principal payments on the Loans during such period (but only, in the case of payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payments), (ii) scheduled cash principal payments made by the Borrower or any of its Subsidiaries during such period on other Indebtedness to the extent such other Indebtedness and payments are not prohibited by this Agreement, (iii) scheduled payments made by the Borrower or any of its Subsidiaries on Capital Lease Obligations to the extent such Capital Lease Obligations and payments are not prohibited by this Agreement, (iv) Capital Expenditures made by the Borrower or any of its Subsidiaries during such period to the extent not prohibited by this Agreement, (v) Cash Interest Expense actually paid by the Borrower during such period, (vi) the aggregate amount of cash used by the Borrower to pay income taxes due during such period, (vii) the excess, if any, of the Working Capital of the Borrower at the end of such period over the Working Capital of the Borrower at the beginning of such period and (viii) the aggregate amount of cash used by the Borrower after the Closing Date to redeem, repurchase and/or defease the Existing Secured Notes.

        “Excluded Equity” has the meaning specified in the Pledge and Security Agreement.

        “Existing Indentures” means, collectively, the Existing Secured Indenture, the Existing Senior Subordinated Indenture and the Existing Senior Discount Indenture.

        “Existing Notes” means, collectively, the Existing Secured Notes, the Existing Senior Discount Notes and the Existing Senior Subordinated Notes.

“Existing Secured Indenture” means the indenture, dated as of October 16, 2001, between the Borrower (as successor-in-interest to ALARIS Medical Systems) and the Existing Secured Notes Trustee, governing the rights and duties of the Company under the Existing Secured Notes pursuant to which the Existing Secured Notes were issued (as in effect on the date hereof after giving effect to the amendments contemplated by the Existing Secured Tender Offer and as may otherwise be amended in accordance with the terms of this Agreement).

        “Existing Secured Notes” means the 11-5/8% senior secured notes in an aggregate principal amount of $170,000,000 issued by the Borrower (as successor-in-interest to ALARIS Medical Systems) and due 2006.

        “Existing Secured Notes Trustee” means HSBC Bank USA, in its capacity as trustee under the Existing Secured Indenture.

        “Existing Senior Discount Indenture” means the indenture, dated as of July 28, 1998, between the Borrower (as successor-in-interest to ALARIS Medical) and The Bank of New York, formerly U.S. Trust Company of Texas, N.A., as trustee, pursuant to which the Existing Senior Discount Notes were issued (as in effect on the date hereof after giving effect to the amendments contemplated by the applicable Tender Offer and as may otherwise be amended in accordance with the terms of this Agreement).

        “Existing Senior Discount Notes” means the 11-1/8% senior discount notes issued by the Borrower (as successor-in-interest to ALARIS Medical) in an aggregate principal amount of $189,000,000 issued by ALARIS Medical and due 2008.

        “Existing Senior Subordinated Indenture” means the indenture, dated as of November 26, 1996, between the Borrower (as successor-in-interest to ALARIS Medical Systems (as successor-in-interest to IMED Corporation)), IMED International Trading Corp. and The Bank of New York, formerly United States Trust Company of New York, as trustee, pursuant to which the Existing Senior Subordinated Notes were issued (as in effect on the date hereof after giving effect to the amendments contemplated by the applicable Tender Offer and as may otherwise be amended in accordance with the terms of this Agreement).

        “Existing Senior Subordinated Notes” means the 9-3/4% senior subordinated notes in an aggregate principal amount of $180,000,000 issued by the Borrower (as successor-in-interest to ALARIS Medical Systems) and due 2006.

        “Existing Secured Tender Offer” means that certain tender offer and consent solicitation, dated as of May 22, 2003, pursuant to which the Borrower, as successor in interest to ALARIS Medical Systems, shall have offered to repurchase the Existing Secured Notes.

        “Facilities” means (a) the Term Loan Facility and (b) the Revolving Credit Facility.

        “Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value that would be paid by a willing purchaser to a willing seller dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Borrower or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.

        “FDA” means the Food and Drug Administration of the United States of America.

        “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        “Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

        “Fee Letter” shall mean, collectively, (i) the letter dated as of May 22, 2003, addressed to the Company from the Agents and accepted by the Company on May 23, 2003, with respect to certain fees to be paid from time to time to Citicorp and the Arrangers and (ii) the letter dated as of May 22, 2003, addressed to the Borrower from Citicorp and accepted by the Company on May 23, 2003, with respect to certain fees to be paid from time to time to Citicorp.

        “Financial Asset” has the meaning given to such term in the UCC.

        “Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (d), (e), (f) and (h) of the definition of “Indebtedness” and non-contingent of obligations of the type specified in clause (c) of such definition.

        “Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Sections 4.4 (Financial Statements) and 6.1 (Financial Statements).

        “Fiscal Quarter” means each of the three month periods ending on or about March 31, June 30, September 30 and December 31.

        “Fiscal Year” means the twelve month period ending on or about December 31.

        “Fixed Charges” means, with respect any Person for any period, the sum, determined on a Consolidated basis, without duplication, of (a) the Cash Interest Expense of such Person and its Subsidiaries for such period, (b) the principal amount of Consolidated Financial Covenant Debt of such Person and its Subsidiaries having a scheduled due date during the four Fiscal Quarter period following the last day of such period; provided, however, that commencing with the Fiscal Quarter ending on or about June 30, 2008 and for each Fiscal Quarter ending thereafter, the principal amount of the Term Loans due during such period shall be deemed to equal $2,400,000, (c) cash income taxes paid by the Borrower or any of its Subsidiaries on a consolidated basis in respect of such period, (d) Consolidated Lease Expense for such period and (e) Capital Expenditures made during such period.

        “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a)  EBITDA of such Person for such period plus, without duplication, Consolidated Lease Expense for such period to (b) the Fixed Charges of such Person for such period.

        “Foreign Intellectual Property Security Agreements” means, collectively, (i) the charge over intellectual property, dated as of the date hereof, by the Borrower in favor of the Administrative Agent, pledging the Intellectual Property of the Borrower used in the United Kingdom, or the subject of a filing, registration or application in the Trademark Registry (UK) or the Patent Office (UK), as the case may be and (ii) the intellectual property pledge agreement, dated as of the date hereof, by the Borrower in favor of the Administrative Agent, pledging the Intellectual Property of the Borrower used in Mexico, or the subject of a filing, registration or application in the Instituto Mexicano de la Propiedad Industrial (Mexican Industrial Property Institute).

        “Foreign Security Agreements” means, collectively, each Foreign Share Pledge Agreement and each Foreign Intellectual Property Security Agreement.

        “Foreign Share Pledge Agreements” means, collectively, (i) the equitable mortgage of shares, dated as of the date hereof, by the Borrower in favor of the Administrative Agent, pledging the shares of ALARIS Medical UK Limited, (ii) the memorandum of deposit of constitution, dated as of the date hereof, by the Borrower in favor of the Administrative Agent, pledging the shares of ALARIS Medical Australia Pty Ltd. and (iii) the pledge agreement, by the Borrower in favor of the Administrative Agent, pledging the shares of Sistemas Médicos Alaris, S.A. de C.V.

        “Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

        “Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

        “General Intangible” has the meaning specified in the Pledge and Security Agreement.

        “Global Manufacturing Restructuring” means the reorganization of the operations of the Borrower and its Subsidiaries as described on Schedule IV (Global Manufacturing Restructuring) to this Agreement, with such changes thereto as may be agreed to by the Administrative Agent.

        “Global Manufacturing Restructuring Expenditures” means (a) the restructuring charges (as determined in conformity with GAAP) and (b) other expenses as may be agreed to by the Administrative Agent, in each case relating to or arising out of the Global Manufacturing Restructuring.

        “Good Manufacturing Practices Regulations” shall mean those regulations regulating the requirements for methods used in, and the facilities and control used for, manufacture, packing, storage, and installation of medical devices.

        “Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange and the FDA.

        “Guarantor” means each direct and indirect Domestic Subsidiary of the Borrower party to or that becomes party to the Guaranty.

        “Guaranty” means the guaranty, in substantially the form of Exhibit G (Form of Guaranty), executed by the Guarantors.

        “Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

        “Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

        “Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue by more than 60 days from the due date thereof, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all Synthetic Leases, but not including any rental payments under operating leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, in an amount equal to the lesser of (x) the amount of the Indebtedness secured by such Lien or (y) the Fair Market Value of the property subject to such Lien.

        “Indemnified Matter” has the meaning specified in Section 11.4 (Indemnities).

        “Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

        “Instrument Contract” means a Contractual Obligation of the Borrower or any of its Subsidiaries pursuant to which the other party to any such Contractual Obligation acquires (on behalf of itself or another Person) use or ownership of medical instruments from the Borrower or any such Subsidiary at no or reduced initial cost for subsequent purchases of disposable administration sets.

        “Insurance Coverage” means insurance coverage provided by a policy of insurance or by a program of self-insurance to the extent permitted under this Agreement.

        “Intellectual Property” has the meaning specified in the Pledge and Security Agreement.

        “Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) EBITDA of such Person for such period to (b) Cash Interest Expense of such Person for such period.

        “Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period minus (b) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and minus (c) any Consolidated interest income of such Person and its Subsidiaries for such period.

        “Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.10 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.10 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.10 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i)

if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)

the Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The Facilities) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;

(iv)	the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000; and

(v)	there shall be outstanding at any one time no more than 5 Interest Periods in the aggregate.

        “Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

        “Inventory” has the meaning specified in the Pledge and Security Agreement.

        “Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person and (e) any Lease Guaranty Obligation incurred by such Person in respect of a Lease of any other Person.

        “Inventory” has the meaning specified in the Pledge and Security Agreement.

        “IRS” means the Internal Revenue Service of the United States or any successor thereto.

        “Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

        “Issuer” means Citicorp North America, Inc. and each other Lender or Affiliate of a Lender that hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers.

        “Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

        “Lease Guaranty Obligation” means, as applied to any Person, any direct or indirect liability or obligation, contingent or otherwise, of such Person with respect to any Lease of another Person, if the purpose or intent of such Person in incurring the Lease Guaranty Obligation is to provide assurance to the lessor or other obligee in respect of such Lease that the rental payments under such Lease will be paid or discharged, or that any agreement relating thereto will be complied with, or that such lessor or other obligee will be protected (in whole or in part) against loss in respect thereof.

        “Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

        “Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

        “Letter of Credit” means any letter of credit Issued pursuant to Section 2.3 (Letters of Credit).

        “Letter of Credit Obligations” means, at any time, the Dollar Equivalent of the aggregate of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

        “Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.3(e) (Letters of Credit).

        “Letter of Credit Request” has the meaning specified in Section 2.3(c) (Letters of Credit).

      “Letter of Credit Sublimit” means $10,000,000.

        “Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

        “Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Financial Covenant Debt of such Person and its Subsidiaries outstanding as of such date to (b) EBITDA for such Person for the last four Fiscal Quarter period ending on or before such date.

        “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

        “Loan” means any loan made by any Lender pursuant to this Agreement.

        “Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, the Fee Letter, each Letter of Credit Reimbursement Agreement, each Hedging Contract between any Loan Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract, each Cash Management Document, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

        “Loan Party” means each of the Borrower, each Guarantor and each other Subsidiary of the Borrower that executes and delivers a Loan Document.

        “Material Adverse Change” means a material adverse change in any of (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents, (d) the ability of the Borrower to repay the Obligations or of the other Loan Parties to perform their respective obligations under the Loan Documents or (e) the rights and remedies of the Administrative Agent, the Lenders or the Issuers under the Loan Documents.

        “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

        “Material Employment-Related Contract” means any Employment-Related Contract that is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

        “Material Governmental Claim” means any lawful governmental claim, tax, assessment, charge or levy in an amount greater than $750,000.

        “Merger” has the meaning specified in the recitals to this Agreement.

        “Merger Agreement” means the Certificate of Ownership and Merger of ALARIS Medical Systems, Inc. into ALARIS Medical, Inc. filed with the Delaware Secretary of State on June 30, 2003.

      “Moody’s” means Moody’s Investors Services, Inc.

        “Mortgagee’s Title Insurance Policy” has the meaning specified in the definition of Mortgage Supporting Documents.

        “Mortgage Supporting Documents” means, with respect to a Mortgage for a parcel of Real Property, each the following:

    (a)        (i) evidence in form and substance reasonably satisfactory to the Administrative Agent that the recording of counterparts of such Mortgage in the recording offices specified in such Mortgage will create a valid and enforceable first priority lien, subject only to Permitted Liens, on property described therein in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Liens permitted under Section 8.2 (Liens, Etc.) and (B) such other Liens as the Administrative Agent may reasonably approve and (ii) an opinion of counsel in each state in which any such Mortgage is to be recorded in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

    (b)        (i) a mortgagee’s title policy (or policies) or marked-up unconditional binder (or binders) for such insurance (or other evidence reasonably acceptable to the Administrative Agent proving ownership thereof) (“Mortgagee’s Title Insurance Policy”), dated a date reasonably satisfactory to the Administrative Agent, and shall (A) be in an amount not less than the appraised value (determined by reference to the Initial Appraisals) of such parcel of Real Property, (B) be issued at ordinary rates, (C) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid first Lien, subject only to Permitted Liens, on such parcel of Real Property free and clear of all defects and encumbrances, except for Customary Permitted Liens and for such defects and encumbrances as may be approved by the Administrative Agent, (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder, (E) be in the form of ALTA Loan Policy — 1992 (or such local equivalent thereof as is reasonably satisfactory to the Administrative Agent), (F) contain a comprehensive lender’s endorsement (including, but not limited to, a revolving credit endorsement and a floating rate endorsement), (G) be issued by Chicago Title Insurance Company, First American Title Insurance Company, Lawyers Title Insurance Corporation or any other title company reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers) and (H) be otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) a copy of all documents referred to, or listed as exceptions to title, in such title policy (or policies) in each case in form and substance reasonably satisfactory to the Administrative Agent;

    (c)        maps or plats of a current as-built survey of such parcel of Real Property certified to and received by (in a manner reasonably satisfactory to each of them) the Administrative Agent and the title insurance company issuing the Mortgagee’s Title Insurance Policy for such Mortgage, dated a date reasonably satisfactory to the Administrative Agent and such title insurance company, by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and such title insurance company, which maps or plats and the surveys on which they are based shall be made in form and substance reasonably satisfactory to the Administrative Agent;

    (d)        evidence in form and substance reasonably satisfactory to the Administrative Agent that all premiums in respect of each Mortgagee’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage have been paid;

    (e)        a Phase I environmental report with respect to such parcel of Real Property, dated a date not more than one year prior to the Closing Date, showing no material condition of environmental concern and otherwise in form and substance reasonably satisfactory to the Administrative Agent; and

    (f)        such other agreements, documents and instruments in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority lien on such parcel of Real Property in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Liens permitted under Section 8.2 (Liens, Etc.) and (B) such other Liens as the Administrative Agent may reasonably approve.

        “Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrower or any other Loan Party, each in form and substance satisfactory to the Administrative Agent.

        “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

        “Net Cash Proceeds” means proceeds received by the Borrower or any Guarantor (directly or indirectly, including from any Subsidiary of the Borrower that is not a Guarantor through dividends, distributions or the repayment of intercompany Indebtedness) after the Closing Date in cash or Cash Equivalents from any (a) Asset Sale, other than an Asset Sale permitted under clauses (a), (b), (c), (d), (e), (f) or (g) of Section 8.4, (Sale of Assets) net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, provided, however, that evidence of each of clauses (i), (ii) and (iii) above is provided to the Administrative Agent in form and substance satisfactory to it, (b) Property Loss Event or (c)(i) Equity Issuance (other than the Equity Offering or the issuance of Stock by the Borrower pursuant to the terms of the Employee Stock Plans in an amount not to exceed $40,000,000 in the aggregate during the term of this Agreement) or (ii) any Debt Issuance (other than any Debt Issuance permitted under clauses (a) through (l) of Section 8.1 (Indebtedness)), in each case net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that in the case of this clause (c), evidence of such costs is provided to the Administrative Agent in form and substance satisfactory to it.

        “Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the definition of Interest Expense (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

        “Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

        “Non-Funding Lender” has the meaning specified in Section 2.2(e) (Borrowing Procedures).

    “Non-U.S.        Lender” means each Lender (or the Administrative Agent) that is not a United States person as defined in Section 7701(a)(30) of the Code.

    “Non-U.S.        Person” means each Person that is not a Domestic Person.

        “Note” means any Revolving Credit Note or Term Loan Note.

        “Noteholder Collateral Documents” means the “Security Documents” as such term is defined in the Existing Secured Indenture.

        “Notes Offering” has the meaning specified in the recitals to this Agreement.

        “Notice of Adverse Findings” shall mean each document issued by the FDA each time a noncompliance is discovered pursuant to any routine inspection of a device firm.

        “Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

        “Notice of Conversion or Continuation” has the meaning specified in Section 2.10 (Conversion/Continuation Option).

        “Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the Borrower under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents) and all obligations of the Borrower under any Loan Document to provide cash collateral for any Letter of Credit Obligation.

        “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

        “Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

        “Permitted Acquisition” means any Proposed Acquisition subject to the satisfaction of each of the following conditions:

    (a)        the Administrative Agent shall receive at least 15 days’ (or such fewer number of days acceptable to the Administrative Agent) prior written notice of such Proposed Acquisition, which notice shall include, without limitation, a reasonably detailed description of such Proposed Acquisition;

(b) such Proposed Acquisition shall only involve assets comprising a business, or those assets of a business, of the type engaged in by the Borrower and its Subsidiaries as of the Closing Date;

(c) such Proposed Acquisition shall be consensual and shall have been approved by the Proposed Acquisition Target’s board of directors;

    (d)        no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a Consolidated balance sheet of the Borrower and the Proposed Acquisition Target after giving effect to such Proposed Acquisition, except (i) Loans made hereunder, (ii) ordinary course trade payables, accrued expenses and (iii) Indebtedness of the Proposed Acquisition Target and/or the Borrower to the extent permitted under Section 8.1 (Indebtedness);

    (e)        the Dollar Equivalent of the sum of all amounts payable in connection with such Proposed Acquisition and all other Permitted Acquisitions (including all transaction costs (measured at the time of each incurrence of such amounts) and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of the Borrower and the Proposed Acquisition Target) (measured at the time of each incurrence of such obligations) shall not exceed $15,000,000 in the aggregate during any Fiscal Year and shall not exceed $50,000,000 in the aggregate during the term of this Agreement; provided, that the Dollar Equivalent of the sum of all amounts payable in connection with Proposed Acquisitions involving assets or Persons located outside of the United States shall not exceed $15,000,000 in the aggregate during the term of this Agreement;

    (f)        at or prior to the closing of such Proposed Acquisition, the Borrower (or the Subsidiary of the Borrower making such Proposed Acquisition) and the Proposed Acquisition Target shall have executed such documents and taken such actions as may be required under Sections 7.11 (Additional Collateral and Guaranties), 7.12 (Collateral Access Agreements and Bailee’s Letters) and 7.13 (Real Property);

    (g)        the Borrower shall have delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, and sufficiently in advance and in any case no later than 20 days prior to such Proposed Acquisition, such other financial information, financial analysis, documentation or other information relating to such Proposed Acquisition and the Proposed Acquisition Target as the Administrative Agent shall reasonably request;

    (h)        on or prior to the date of such Proposed Acquisition, the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, copies of the acquisition agreement, related Contractual Obligations and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Administrative Agent; and

    (i)        at the time of such Proposed Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) all representations and warranties contained in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects and (iii) the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants specified in Article V (Financial Covenants).

        “Permitted Acquisition Debt” means Indebtedness of a Proposed Acquisition Target that is not incurred by such Proposed Acquisition Target, the Borrower, any Subsidiary of the Borrower or any other Person in contemplation of (or in connection with) such Permitted Acquisition to the extent permitted by Section 8.1(k) (Indebtedness).

      “Permitted Joint Venture” means a Person:

    (a)        that is a strategic alliance formed or entered into by the Borrower or its Subsidiaries with any other Person for the purposes of joint research, product development, marketing, or other similar purposes that does not create a Person;

(b) that does not own any Equity Interests in any Loan Party nor at any time itself shall have been a Loan Party; and

    (c)        in respect of which all Indebtedness or other obligations (in each case whether contingent or otherwise), including any contractually binding commitment to make future capital contributions, assumed by any Loan Party in respect thereof can be quantified.

        “Permitted Liens” has the meaning specified in Section 8.2 (Liens, Etc.).

        “Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

        “Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit H (Form of Pledge and Security Agreement), executed by the Borrower and each Guarantor.

        “Pledged Debt Instruments” has the meaning specified in the Pledge and Security Agreement.

        “Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

        “Principal” means Jeffry M. Picower.

        “Principal Parties” means the Principal and his Related Parties.

        “Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each acquisition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in details in the relevant Compliance Certificate, Financial Statements or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.

        “Projections” means those financial projections contained in the Confidential Information Memorandum, covering the Fiscal Years ending in 2003 through 2009 inclusive, to be delivered to the Lenders by the Borrower.

        “Property Loss Event” means (a) any loss of or damage to property of the Borrower or any Guarantor that results in the receipt by such Person of proceeds of insurance (other than from general liability insurance policies) whose Dollar Equivalent exceeds $250,000 (individually or in the aggregate) or (b) any taking of property of the Borrower or any Guarantor that results in the receipt by such Person of a compensation payment in respect thereof whose Dollar Equivalent exceeds $250,000 (individually or in the aggregate).

        “Proposed Acquisition” means the proposed acquisition by the Borrower or any of its Wholly-Owned Subsidiaries of all or substantially all of the assets or Stock of any Proposed Acquisition Target, or the merger of any Proposed Acquisition Target with or into the Borrower or any Wholly-Owned Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

        “Proposed Acquisition Target” means any Person or any operating division thereof subject to a Proposed Acquisition.

        “Proposed Change” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

        “Purchasing Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

        “Qualified Hedging Contracts” means each Hedging Contract to which the Borrower or any Subsidiary of the Borrower is a party that is not a Loan Document.

        “Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, (a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders) and (b) with respect to the Term Loan Facility, the percentage obtained by dividing (i) the Term Loan Commitment of such Lender by (ii) the aggregate Term Loan Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the principal amount of such Lender’s Term Loans by the aggregate Term Loans of all Lenders).

        “Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

        “Register” has the meaning specified in Section 11.2(c) (Assignments and Participations).

        “Regulatory Letter” shall mean regulatory action taken by the FDA in the form of a letter, pursuant to discovery of any major violation of the Food, Drug, and Cosmetic Act and other related rules and regulations.

        “Reimbursement Date” has the meaning specified in Section 2.3(h) (Letters of Credit).

        “Reimbursement Obligations” means, as and when matured, the obligation of the Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

        “Reinvestment Deferred Amount” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the portion of such Net Cash Proceeds subject to a Reinvestment Notice.

        “Reinvestment Event” means any Asset Sale or Property Loss Event in respect of which the Borrower has delivered a Reinvestment Notice.

        “Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through one of its Subsidiaries) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Property Loss Event to acquire replacement assets useful in its or one of its Subsidiaries’ businesses or, in the case of a Property Loss Event, to effect repairs.

        “Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the Reinvestment Deferred Amount for such Net Cash Proceeds less any amount expended or required to be expended pursuant to a Contractual Obligation entered into prior to the relevant Reinvestment Prepayment Date for such Net Cash Proceeds to acquire, to the extent otherwise permitted hereunder, replacement assets useful in the business of the Borrower or any of its Subsidiaries or, in the case of a Property Loss Event, to effect repairs.

        “Reinvestment Prepayment Date” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date that is five Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to acquire replacement assets useful in the Borrower’s or a Subsidiary’s business (or, in the case of a Property Loss Event, not to effect repairs) with all or any portion of the relevant Reinvestment Deferred Amount for such Net Cash Proceeds.

        “Related Documents” means the Merger Agreement, the Existing Senior Subordinated Indenture, the Senior Subordinated Notes Indenture and each other document and instrument executed with respect to either thereof.

        “Related Party” means, with respect to any Person, (i) any spouse or immediate family member of such Person or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners, members or other Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (i).

        “Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

        “Remaining Notes” means any Existing Senior Subordinated Notes that remain outstanding after giving effect to the purchase of such Existing Senior Subordinated Notes pursuant to applicable Tender Offer with respect thereto.

        “Remaining Notes Repurchase” means the repurchase by the Borrower of the Remaining Notes.

        “Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

        “Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, statutes, rules and regulations, standards, guides, policies, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        “Requisite Lenders” means, collectively, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, the aggregate Revolving Credit Outstandings and (b) the aggregate outstanding amount of the Term Loan Commitments or, after the Closing Date, the principal amount of all Term Loans then outstanding. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”

        “Requisite Revolving Credit Lenders” shall mean Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, fifty percent (50%) of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Revolving Credit Lenders.”

        “Requisite Term Loan Lenders” means Term Loan Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Term Loan Commitments or, after the Closing Date, fifty percent (50%) of the principal amount of all Term Loans then outstanding.

        “Responsible Financial Officer” means, with respect to any Person, the chief financial officer or treasurer of such Person.

        “Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

        “Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding.

        “Revolving Credit Borrowing” means Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

        “Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule I (Commitments) under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Revolving Credit Lender and as such amount may be reduced pursuant to this Agreement.

        “Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans and Letters of Credit.

        “Revolving Credit Lender” means each Lender having a Revolving Credit Commitment.

        “Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Revolving Credit Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Loans owing to such Revolving Credit Lender.

        “Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time and (b) the Letter of Credit Obligations outstanding at such time.

        “Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.4 (Reduction and Termination of the Revolving Credit Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

        “Revolving Loan” has the meaning specified in Section 2.1 (The Commitments).

      “S&P” means Standard & Poor’s Rating Services.

        “Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

        “Scheduled Termination Date” means the fifth (5th) anniversary of the Closing Date.

        “Section 305 Notices” shall mean any notice which is required to be given by the Secretary of the Department of Health and Human Services of the United States of America to any Person against whom a criminal proceeding is contemplated for a violation of the Federal Food, Drug and Cosmetic Act.

        “Secured Obligations” means, in the case of the Borrower, the Obligations, and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

        “Secured Parties” means the Lenders, the Issuers, the Administrative Agent and any other holder of any Secured Obligation.

        “Securities Account” has the meaning given to such term in the UCC.

        “Securities Intermediary” has the meaning given to such term in the UCC.

        “Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

        “Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

        “Senior Subordinated Notes” has the meaning specified in the recitals to this Agreement.

        “Senior Subordinated Notes Indenture” means the indenture, dated as of June 30, 2003, between the Borrower, as issuer, and The Bank of New York, as trustee, pursuant to which the Senior Subordinated Notes are issued.

        “Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        “Sources and Uses of Funds” means the estimated sources and uses of funds necessary to consummate the Transactions on the Closing Date as set forth on Schedule III (Sources and Uses of Funds).

        “Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

        “Stock” means (a) in the case of a corporation, shares of capital stock (whether denominated as common stock or preferred stock), (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all the foregoing any debt securities convertible into Stock, whether or not such debt securities include any right of participation with the Stock.

        “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

        “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

        “Substitute Institution” has the meaning specified in Section 2.16 (Substitution of Lenders).

        “Substitution Notice” has the meaning specified in Section 2.16 (Substitution of Lenders).

        “Syndication Agent” has the meaning specified in the preamble to this Agreement.

        “Synthetic Lease” means a financing arrangement that combines the off-balance sheet characteristics of an operating lease (by satisfying the FASB-13 requirements for an operating lease) with the tax and economic characteristics of conventional debt financing which allows the synthetic lessee to take depreciation on a capital asset for federal income tax purposes as an owner.

        “Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

        “Tax Return” has the meaning specified in Section 4.8(a) (Taxes).

        “Taxes” has the meaning specified in Section 2.15(a) (Taxes).

        “Tender Offer” means, collectively, each tender offer and consent solicitation, pursuant to which (i) each applicable Existing Indenture was amended as provided therein and (ii) the following Indebtedness of ALARIS Medical and ALARIS Medical Systems, as applicable, in existence before the Closing Date, will be repurchased in an aggregate amount that is not less than the amount set forth below for each such series of Indebtedness:

    (a)        an aggregate amount of not less than 66-?% of the Existing Secured Notes;

    (b)        an aggregate amount of not less than 66-?% of the Existing Senior Subordinated Notes; and

    (c)        an aggregate amount of not less than 66-?% of the Existing Senior Discount Notes.

        “Term Loan” has the meaning specified in Section 2.1(b) (The Commitments).

        “Term Loan Borrowing” means Term Loans made on the same day by the Term Loan Lenders ratably according to their respective Term Loan Commitments.

        “Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans to the Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Term Loan Commitment” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

        “Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

        “Term Loan Lender” means each Lender having a Term Loan Commitment.

        “Term Loan Maturity Date” means the sixth (6th) anniversary of the Closing Date.

        “Term Loan Note” means a promissory note of the Borrower payable to the order of any Term Loan Lender in a principal amount equal to the amount of such Lender’s Term Loan Commitment evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan owing to such Lender.

        “Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

        “Tooling Arrangements” means, collectively, the arrangements or other Contractual Obligations pursuant to which the Borrower or its Subsidiaries make certain tooling equipment and testing fixtures available to Persons other than the Loan Parties for use by such other Persons in the manufacture by such other Persons of the products of the Borrower or its Subsidiaries.

        “Transactions” means the following transactions, together with all transactions contemplated thereby and in the Loan Documents: (i) the Merger, (ii) the Equity Offering, (iii) the Notes Offering, (iv) the Borrowing of the Loans and the making of the other financial accommodations hereunder to the Loan Parties, (v) the Tender Offer, and (vi) the consummation of the Remaining Notes Repurchase, promptly upon such Remaining Notes Repurchase being permitted under the Existing Senior Subordinated Indenture.

        “UCC” has the meaning specified in the Pledge and Security Agreement.

        “Unused Commitment Fee” has the meaning specified in Section 2.11(a) (Fees).

        “Voting Stock” of any Person at any date means Stock of such Person that at the time is entitled to vote in the election of the Board of Directors of any such Person.

        “Warning Letter” shall mean a letter issued by the FDA for any violation of regulatory significance.

        “Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

        “Withdrawal Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

        “Working Capital” means, for any Person at any date, the amount, if any, by which the Consolidated Current Assets of such Person at such date exceeds the Consolidated Current Liabilities of such Person at such date.

Section 1.2  Computation of Time Periods

        In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3  Accounting Terms and Principles

                 (a)     Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

                (b)     If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s Accountants and results in a change in any of the calculations required by Article V (Financial Covenants) or VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants) or VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

                 (c)     For purposes of making all financial calculations to determine compliance with Article V (Financial Covenants), all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired by the Borrower or any of its Subsidiaries (including through Permitted Acquisitions) after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower on a Pro Forma Basis.

                 (d)     For purposes of calculating Interest Expense, Cash Interest Expense and Non-Cash Interest Expense, for the Fiscal Quarters ending on or about September 30, 2003, December 31, 2003 and March 31, 2004, Interest Expense, Cash Interest Expense and Non-Cash Interest Expense for the applicable period shall be deemed to equal the Interest Expense, Cash Interest Expense and Non-Cash Interest Expense, as applicable, for such Fiscal Quarter (and each Fiscal Quarter commencing on or after July 1, 2003) multiplied by 4, 2 and 4/3 respectively.

Section 1.4  Conversion of Foreign Currencies

                 (a)     Financial Covenant Debt. Financial Covenant Debt denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Financial Covenant Debt is reflected.

                 (b)     Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender or Issuer. For purposes of Section 8.1 (Indebtedness) and Section 8.4 (Sale of Assets), determination of the Dollar Equivalent of any amount shall be made as of the date of incurrence of the applicable Indebtedness or the consummation of the applicable Asset Sale.

                 (c)     Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

Section 1.5  Certain Terms

                 (a)     The terms “herein,” “hereof”, “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

                 (b)     Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

                 (c)     Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

                 (d)     References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

                 (e)     The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

                (f)     The terms “Lender,” “Issuer” and “Administrative Agent” include, without limitation, their respective successors.

                (g)     Upon the appointment of any successor Administrative Agent pursuant to Section 10.7 (Successor Administrative Agent), references to Citicorp in Section 10.4 (The Agents Individually) and to Citibank in the definitions of Base Rate, Dollar Equivalent, and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE FACILITIES

Section 2.1  The Commitments

                (a)     Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Revolving Credit Lender not be exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Revolving Credit Lender’s Ratable Portion of the Available Credit. Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

                (b)     Term Loan Commitments. On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally agrees to make a loan (each a “Term Loan”) in Dollars to the Borrower on the Closing Date, in an amount not to exceed such Lender’s Term Loan Commitment. Amounts of Term Loans prepaid may not be reborrowed.

Section 2.2  Borrowing Procedures

                (a)     Each Revolving Credit Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) (i) on the date of the proposed Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing of Base Rate Loans, and (ii) three Business Days, in the case of a Revolving Credit Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Revolving Credit Borrowing. Any Revolving Credit Borrowing made on the Closing Date shall be of Base Rate Loans. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Revolving Credit Borrowing, (B) the aggregate amount of such proposed Revolving Credit Borrowing, (C) whether any portion of the proposed Revolving Credit Borrowing will be of Base Rate Loans or Eurodollar Rate Loans and (D) the initial Interest Period or Periods for any such Eurodollar Rate Loans. The Revolving Loans shall be made as Base Rate Loans unless, subject to Section 2.13 (Special Provisions Governing Eurodollar Rate Loans) the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Revolving Credit Borrowing shall be in an aggregate amount of not less than (unless such Borrowing is of the entire remaining portion of the Revolving Credit Facility) $1,000,000 or an integral multiple of $100,000 in excess thereof.

                (b)     The Term Loan Borrowing on the Closing Date shall be made upon receipt of a Notice of Borrowing given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York City time) one Business Day prior to the Closing Date and shall be a Borrowing of Base Rate Loans. The Notice of Borrowing shall specify (A) the Closing Date, (B) the aggregate amount of such proposed Term Loan Borrowing and (C) that the proposed Term Loan Borrowing will be of Base Rate Loans.

                (c)     The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.13(a) (Determination of Interest Rate). Each Lender shall, before 11:00 a.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

                (d)     Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

                (e)     The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender being a “Non-Funding Lender”), including any payment in respect of its participation in Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

Section 2.3  Letters of Credit

                 (a)     On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower and for the account of the Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Scheduled Termination Date; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (vii) and (viii)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

                                  (i)     any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;

                                  (ii)     such Issuer shall have received any written notice of the type described in clause (d) below;

                                  (iii)     after giving effect to the Issuance of such Letter of Credit, the aggregate of the Revolving Credit Outstandings would exceed the aggregate of the Revolving Credit Commitments in effect at such time;

                                  (iv)     after giving effect to the Issuance of such Letter of Credit, the sum of (i) the Dollar Equivalents of the Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalents of the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit;

                                  (v)     any fees due in connection with a requested Issuance have not been paid;

                                  (vi)     such Letter of Credit is requested to be denominated in any currency other than Dollars; or

                                  (vii)     (A) any fees due in connection with a requested Issuance have not be paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Revolving Credit Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

                 (b)     In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than thirty days prior to the Scheduled Termination Date; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, the Borrower and/or the Issuer of such Letter or Credit shall have the option to prevent such renewal and (y)  the Borrower shall not permit any such renewal to extend the expiration date of any Letter of Credit beyond the date set forth in clause (ii) above.

                 (c)     In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least three Business Days’ prior written notice, in substantially the form of Exhibit D (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the face amount of the Letter of Credit requested (which amount shall be denominated in Dollars and shall not be less than $50,000), the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of each Issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the requested Issuance of such Letter of Credit.

                 (d)     Subject to the satisfaction of the conditions set forth in this Section 2.3 the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or clause (a) above (other than those conditions set forth in clauses  (a)(viii)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(viii)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

                 (e)     The Borrower agrees that, if requested by the Issuer of any Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

                 (f)     Each Issuer shall comply with the following:

                                       (i)      give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Revolving Credit Lender);

                                  (ii)     upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

                                  (iii)     no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Revolving Credit Lender requesting the same) and the Borrower separate schedules for each type of Letter of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month and any information requested by the Borrower or the Administrative Agent relating thereto.

                 (g)     Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion of the Revolving Credit Commitments, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

                 (h)     The Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after the Borrower receives written notice from such Issuer that payment has been requested by the beneficiary thereof and such payment shall be made by such Issuer under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment (or the Dollar Equivalent thereof if such payment was made in any currency other than Dollars) in immediately available Dollars. If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of a Default or Event of Default under Section 9.1(f) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Borrower in the principal amount of such payment. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant tothis clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

                 (i)     If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Facility.

                (j)     The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

                                       (i)      any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

                                  (ii)     any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

                                  (iii)     the existence of any claim, set off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

                                  (iv)     any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                                  (v)     payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

                                  (vi)     any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

Section 2.4  Reduction and Termination of the Revolving Credit Commitments

(a)     The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent and at the end of any applicable Interest Period (or at other times with the payment of applicable amounts as provided in Section 2.13 (Special Provisions Governing Eurodollar Rate Loans), terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders; provided, however, that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof; provided, further, however, that if any reduction of such Revolving Credit Commitments results in a prepayment of any Eurodollar Rate Loan being made by the Borrower on a date other than the last day of an Interest Period for such Loans being prepaid, the Borrower shall also pay any amount owing pursuant to Section 2.13(e) (Breakage Costs).

(b)     Subject to Section 2.8(a) (Mandatory Prepayments), the then current Revolving Credit Commitments shall be reduced on each date on which a prepayment of Revolving Loans is made pursuant to Section 2.8(a) or (b) (Mandatory Prepayments) or would be required to be made had the outstanding Revolving Loans equaled the Revolving Credit Commitments then in effect, in each case in the amount of such prepayment (or deemed prepayment) (and the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by its Ratable Portion of such amount).

Section 2.5  Repayment of Loans

(a)     The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.

(b)     The Borrower promises to repay the Term Loans in quarterly installments payable on each date set forth below, each in an amount equal to the amount set forth below opposite such date:

DATE	AMOUNT OF PRINCIPAL ($)
September 30, 2003	$612,500
December 31, 2003	$612,500
March 31, 2004	$612,500
June 30, 2004	$612,500
September 30, 2004	$612,500
December 31, 2004	$612,500
March 31, 2005	$612,500
June 30, 2005	$612,500
September 30, 2005	$612,500
December 31, 2005	$612,500
March 31, 2006	$612,500
June 30, 2006	$612,500
September 30, 2006	$612,500
December 31, 2006	$612,500
March 31, 2007	$612,500
June 30, 2007	$612,500
September 30, 2007	$612,500
December 31, 2007	$612,500
March 31, 2008	$612,500
June 30, 2008	$612,500
September 30, 2008	$612,500
December 31, 2008	$612,500
March 31, 2009	$612,500
June 30, 2009	$230,912,500

provided, however, that the Borrower shall repay the entire unpaid principal amount of the Term Loans on the Term Loan Maturity Date.

Section 2.6  Evidence of Debt

                 (a)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                (b)     The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.

                (c)     The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

                (d)     Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Term Loans and Revolving Loans, as the case may be, of such Lender, substantially in the forms of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), respectively.

Section 2.7  Optional Prepayments

                (a)     Revolving Loans. The Borrower may, at any time, prepay the outstanding principal amount of the Revolving Loans in whole or in part, without premium or penalty; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.13(e) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 or integral multiples of $100,000 in excess thereof.

                (b)     Term Loans. The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.13(e) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate amount not less than $5,000,000 or integral multiples of $1,000,000 in excess thereof and that any such partial prepayment shall be applied to the remaining installments of such outstanding principal amount of the Term Loans in the inverse order of their maturities. Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

                (c)     The Borrower shall have no right to prepay the principal amount of any Revolving Loan or any Term Loan other than as provided in this Section 2.7.

Section 2.8  Mandatory Prepayments

                (a)     Upon receipt by the Borrower or any Guarantor of Net Cash Proceeds arising (i) from an Asset Sale, Property Loss Event or Debt Issuance, the Borrower shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 100% of such Net Cash Proceeds; provided, however, that, in the case of Net Cash Proceeds arising from any Asset Sale or series of related Asset Sales, the Borrower shall not be required to make any prepayment of the Loans under this Section 2.8 (Mandatory Prepayments) with respect to the Net Cash Proceeds received by the Borrower or any Guarantor with respect to such Asset Sales or series of related Asset Sales if (x) such Net Cash Proceeds are less than $250,000 with respect to the applicable Asset Sale or series of related Asset Sales and (y) the Net Cash Proceeds of such Asset Sale or series of related Asset Sales, when taken together with the Net Cash Proceeds received by the Borrower or the applicable Guarantor from all such other Asset Sales or series of related Asset Sales in respect of which the Borrower or the applicable Guarantor shall have received Net Cash Proceeds in an amount less than $250,000, do not exceed $1,000,000 in the aggregate in any Fiscal Year, and (ii) from an Equity Issuance, the Borrower shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 75% of such Net Cash Proceeds; provided, however, that, in the case of any Net Cash Proceeds arising from a Reinvestment Event, the Borrower shall prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any, on the Reinvestment Prepayment Date with respect to such Reinvestment Event. Subject to such preceding proviso, any such mandatory prepayment shall be applied in accordance with clause (c) below.

                (b)     The Borrower shall prepay the Loans within 90 days after the last day of each Fiscal Year, in an amount equal to 75% of Excess Cash Flow for such Fiscal Year (or, in the case of Fiscal Year 2003, the period beginning on July 1, 2003 and ending on the last day of such Fiscal Year) or, if the Leverage Ratio is less than or equal to 3.0 to 1.0 on the last day of such Fiscal Year, then 50% of Excess Cash Flow for such Fiscal Year. Any such mandatory prepayment shall be applied in accordance with clause (c) below.

                (c)     Subject to the provisions of Section 2.12(f) (Payments and Computations), any prepayments made by the Borrower required to be applied in accordance with this clause (c) shall be applied as follows: first, to repay the outstanding principal balance of the Term Loans, until such Term Loans shall have been prepaid in full; second, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been paid in full; and then, to provide cash collateral for any Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein. All repayments of the Term Loans made pursuant to this clause (c) shall be applied to the remaining installments of such outstanding principal amounts of the Term Loans in the inverse order of their maturities. All repayments of Revolving Loans required to be made pursuant to this clause (c) shall result in a permanent reduction of the Revolving Credit Commitments to the extent provided in Section 2.4(b) (Reduction and Termination of the Revolving Credit Commitments); provided, however, that, in the case of Net Cash Proceeds of a Reinvestment Event, an application of such proceeds to the Revolving Loans pending reinvestment thereof by the applicable Loan Party shall not result in a permanent reduction of the Revolving Credit Commitments.

                (d)     If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Revolving Credit Commitments in effect at such time, the Borrower shall forthwith prepay the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Loans, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 105% of such excess.

Section 2.9  Interest

                (a)     Rate of Interest. All Loans and the outstanding amount of all other Obligations (other than pursuant to Hedging Contracts that are Loan Documents, to the extent such Hedging Contracts provide for the accrual of interest on unpaid obligations) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

                                 (i)     if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin; and

                                  (ii)     if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Eurodollar Interest Period.

                 (b)     Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan, (B) in the case of Base Rate Loans that are Term Loans, upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

                (c)     Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on demand.

Section  2.10 Conversion/Continuation Option

                (a)     The Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of at least $1,000,000 or an integral multiple of $100,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit E (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

                (b)     The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.13 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.10, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.11  Fees

                (a)     Unused Commitment Fee. The Borrower agrees to pay in immediately available Dollars to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds such Lender’s Ratable Portion of the Revolving Credit Outstandings (the “Unused Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar quarter, commencing on the first such Business Day following September 30, 2003 and (y) on the Revolving Credit Termination Date.

                 (b)     Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

                                  (i)     to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.25% per annum of the Dollar Equivalent of the daily maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

                                  (ii)     to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans on the Dollar Equivalent of the daily maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however,that during the continuance of an Event of Default, such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.9 (Interest)) and shall be payable on demand; and

                                  (iii)     to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

                (c)     Additional Fees. The Borrower has agreed to pay to the Administrative Agent and the Arranger additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

Section 2.12  Payments and Computations

                 (a)     The Borrower shall make each payment hereunder (including fees and expenses) not later than 11:00 a.m. (New York time) on the day when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.14 (Capital Adequacy), Section 2.15 (Taxes) or Section 2.13(c) Increased Costs or (d) Illegality shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day.

                (b)     All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

                (c)     Each payment by a Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expense or other Obligation shall be made in the currency in which such Loan was made, such Letter of Credit issued or such cost, expense or other Obligation was incurred; provided, however, that other than for payments in respect of a Loan or Reimbursement Obligation, Loan Documents duly executed by the Administrative Agent or any Hedging Contract may specify other currencies of payment for Obligations created by or directly related to such Loan Document or Hedging Contract.

                (d)     Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans or Term Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods.

                (e)     Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

                (f)     Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.8(c) (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Revolving Credit Lender in accordance with such Lender’s Ratable Portion of the Revolving Credit Commitments; payments in respect of the Term Loans received by the Administrative Agent shall be distributed to each Term Loan Lender in accordance with such Lender’s Ratable Portion of the Term Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

                (g)     The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.8(c) (Mandatory Prepayments) and clause (f) above, the Administrative Agent may, and upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall, deliver a blockage notice or other notice of sole control to each Deposit Account Bank and apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account or any Concentration Account and all other proceeds of Collateral in the following order:

                                 (i)     first, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

                                  (ii)     second, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuers;

                                  (iii)     third, to pay Secured Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuers;

                                  (iv)     fourth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

                                 (v)     fifth, to pay or prepay principal amounts on the Loans and Reimbursement Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit), ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts, Cash Management Obligations, and Obligations owing with respect to Hedging Contracts; provided, that with respect to amounts payable pursuant to this clause (v) to the Revolving Credit Lenders, such amounts shall be applied first, to pay the aggregate principal amount of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Revolving Credit Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower and second, ratably to the aggregate principal amount of the Revolving Credit Outstandings then outstanding; and

                                 (vi)     sixth, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), (ii), (iii), (iv) and (v) above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligations ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses. The order of priority set forth in clauses (i), (ii), (iii), (iv) and (v) above may at any time and from time to time be changed by the agreement of the Requisite Lenders and (if required pursuant to Section 11.1(a) (Amendments, Waivers, Etc.)), the Requisite Revolving Credit Lenders or the Requisite Term Loan Lenders, as the case may be, without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses (i), (ii) and (iii) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders and (if required pursuant to Section 11.1(a) (Amendments, Waivers, Etc.)), the Requisite Revolving Credit Lenders or the Requisite Term Loan Lenders, as the case may be.

Section 2.13  Payments and Computations

(a) Determination of Interest Rate

        The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b) Interest Rate Unascertainable, Inadequate or Unfair

        In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c) Increased Costs

        If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d) Illegality

        Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this Section 2.14 clause (c), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e) Breakage Costs

        In addition to all amounts required to be paid by the Borrower pursuant to Section 2.9 (Interest), the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.10 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.8 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

Section 2.14  Capital Adequacy

        If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

Section 2.15  Taxes

                (a)     Any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender, Issuer and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuer or the Administrative Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Assignee, the date of the Assignment and Acceptance) applicable to such Lender, Issuer or the Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance), (ii) in the case of each Lender or Issuer, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender or Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein and (iii) any taxes imposed as a result of a Lender or Issuer failing to provide, within 30 days of such request therefor, the Borrower with any documentation reasonably requested by the Borrower that would eliminate such taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15, such Lender, Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

                (b)     In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”). Each Loan Party authorizes the Administrative Agent to pay such Other Taxes in the name of such Loan Party and, for such purpose, to submit a Notice of Borrowing for Revolving Loans in an amount equal to the Dollar Equivalent of such Other Taxes (i) after the occurrence of any Event of Default and in respect of any event occurring on the Closing Date and (ii) otherwise, with the consent of such Loan Party, in the name of the Loan Party owing such Other Taxes and in an aggregate principal amount not to exceed all amounts owing in respect of such Other Taxes. If such a Notice of Borrowing is prepared by the Administrative Agent, the Borrowing corresponding thereto shall be made without regard to the conditions precedent set forth in Article III (Conditions To Loans And Letters Of Credit) and the proceeds thereof shall be disbursed to the Administrative Agent in the name of the Borrower and shall be used by the Administrative Agent solely to pay such Other Taxes (any excess thereof to be used to repay such Borrowing). The Administrative Agent may also make Revolving Loans to pay such Other Taxes in the name of such Loan Party and may pay such Other Taxes and seek separate reimbursement of such Other Taxes hereunder as a Secured Obligation.

                (c)     Each Loan Party shall, jointly and severally, indemnify each Lender, Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender, Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, other than any such Taxes, Other Taxes or other liabilities the payment of which by such Lender, Issuer, or the Administrative Agent (as applicable) was made as a direct result of such Person’s gross negligence or willful misconduct. This indemnification shall be made within 30 days from the date such Lender, Issuer or the Administrative Agent (as the case may be) makes written demand therefor.

                (d)     Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.)), the original or a certified copy of a receipt evidencing payment thereof.

                (e)     Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.15 shall survive the payment in full of the Obligations.

                (f)     Prior to the Closing Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Non-U.S. Lender and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrower with two completed originals of each of the following: (i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) or any successor form, (ii) Form W-8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) or any successor form, (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption) or any successor form or (iv) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

                (g)     Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.16  Substitution of Lenders

                (a)     In the event that (i)(A) any Lender makes a claim under Section 2.13(c) (Increased Costs) or Section 2.14 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.13(d) (Illegality), (C) any Loan Party is required to make any payment pursuant to Section 2.15 (Taxes) that is attributable to a particular Lender or (D) any Lender becomes a Non-Funding Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A), (B) and (C) above, Lenders holding at least 75% of the Revolving Credit Commitments and Lenders holding at least 75% of the Term Loan are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.

                (b)     If the Substitution Notice was properly issued under this Section 2.16, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings, the Term Loans, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (ii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

                (c)     Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.16, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1  Conditions Precedent to Initial Loans and Letters of Credit

        The obligation of each Lender to make the Loans requested to be made by it on the Closing Date and the obligation of each Issuer to Issue Letters of Credit on the Closing Date is subject to the satisfaction of each of the following conditions precedent on or before the date the initial Loans are made:

                (a)     Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Agents and in sufficient copies for each Lender:

                                  (i)     this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note or Notes of the Borrower conforming to the requirements set forth herein;

                                  (ii)     the Guaranty, duly executed by each Guarantor;

                                  (iii)     the Pledge and Security Agreement, duly executed by the Borrower and each Guarantor, together with each of the following:

                (A)     evidence satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered on the Closing Date, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by each Loan Party as the Administrative Agent may request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name each Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder;

                (B)     all certificates, instruments and other documents representing all of the Pledged Stock being pledged pursuant to such Pledge and Security Agreement and stock powers for such certificates, instruments and other documents duly executed in blank;

                (C)     all instruments representing Pledged Debt Instruments being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Administrative Agent or in blank;

                (D)     all Deposit Account Control Agreements, duly executed by the applicable Deposit Account Bank and Loan Party, that, in the reasonable judgment of the Administrative Agent, shall be required for the Loan Parties to comply with Section 4.5 (Control Accounts; Approved Deposit Accounts) of the Pledge and Security Agreement; and

                (E)     Control Account Agreements duly executed by the appropriate Loan Party and (1) all Securities Intermediaries with respect to all Securities Accounts and Securities Entitlements of the Borrower and each Guarantor and (2) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by the Borrower and each Guarantor;

                                  (iv)     Mortgages for all of the Real Properties of the Loan Parties identified on Schedule 4.19 (Real Property) (except as may be agreed to by the Administrative Agent), together with Mortgage Supporting Documents relating thereto;

                                  (v)     the Foreign Security Agreements;

                                  (vi)     a favorable opinion of (A) Piper Rudnick LLP, counsel to the Loan Parties, in substantially the form of Exhibit F (Form of Opinion of Counsel for the Loan Parties), (B) counsel to the Loan Parties in Australia, Canada, Mexico and the United Kingdom with respect to the perfection and enforceability of the pledges and security interests to be granted to the Administrative Agent under the applicable Collateral Documents, in each case addressed to the Administrative Agent and the Lenders and addressing such matters as any Lender through the Administrative Agent may reasonably request, (C) Kennedy Covington Lobdell & Hickman, LLP, counsel to the Loan Parties in North Carolina in connection with the Mortgage, and (E) counsel to the Administrative Agent as to the enforceability of this Agreement and the other Loan Documents to be executed on the Closing Date. In addition, the Administrative Agent and the Lenders shall have received satisfactory evidence that such Persons shall be entitled to rely on all opinions of counsel delivered in connection with the Transactions;

(vii)

a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

                                  (viii)     a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body), and, if applicable, the resolutions of such Loan Party’s shareholders, approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vii) above;

                                  (ix)     a certificate of a Responsible Financial Officer of the Borrower, stating that the Borrower is Solvent after giving effect to the Transactions, including the initial Loans and Letters of Credit and the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto;

                                  (x)     a certificate of a Responsible Officer to the effect that (A) the condition set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) has been satisfied and (B) no litigation not listed on Schedule 4.7 (Litigation) shall have been commenced against any Loan Party or any of its Subsidiaries that, if adversely determined, would have a Material Adverse Effect;

                                  (xi)     a copy of each Related Document, together with a certificate of a Responsible Officer to the effect that (A) each such copy is a true, complete and correct copy of such Related Document and (B) no amendments or modifications have been made to any such Related Document from the form thereof delivered on the Closing Date;

                                  (xii)     evidence satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies (other than general liability insurance policies) to be maintained with respect to the properties of the Borrower and its Subsidiaries; and

                                  (xiii)     such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

                (b)     Consummation of Transactions, Etc.

                                  (i)     The Agents shall have received evidence that the Transactions have been consummated, including evidence that the Borrower shall have received not less than an amount equal to $288,750,000 in aggregate gross cash proceeds from the Equity Offering and Notes Offering, and in the case of each of the Equity Offering and the Notes Offering, that such proceeds shall have been applied in accordance with the Sources and Uses of Funds, with such changes as may be agreed to by the Agents; provided, however, that notwithstanding anything to the contrary in the foregoing, the Borrower shall have received not less than $75,000,000 in gross cash proceeds from the Equity Offering. This Agents shall be reasonably satisfied with any material changes to the Sources and Uses of Funds.

                                  (ii)     The Agents shall have received a certificate from a Responsible Financial Officer of the Company, for the benefit of the Administrative Agent and the Lenders and Issuers, that (subject only to the funding of the initial Loans hereunder (or immediately upon the funding thereof)) the Transactions (other than the Remaining Notes Repurchase) shall have been consummated;

                                  (iii)     The Agents shall have received evidence that (a) no Existing Secured Notes shall remain outstanding on the Closing Date, after giving effect to the purchases of such Existing Secured Notes made pursuant to the Existing Secured Tender Offer and that all obligations under the Existing Secured Indenture shall have been repaid in full, (b) the Existing Secured Indenture and all Noteholder Collateral Documents shall have been terminated on terms satisfactory to the Administrative Agent, including the release of all Liens granted to the Existing Secured Notes Trustee pursuant thereto;

                                  (iv)     The Agents shall have received evidence that (a) no Existing Senior Discount Notes shall remain outstanding on the Closing Date after giving effect to the purchases of such Existing Senior Discount Notes made pursuant to the applicable Tender Offer and that all obligations under the Existing Senior Discount Indenture shall have been repaid in full and (b) the Existing Senior Discount Indenture shall have been terminated on terms satisfactory to the Administrative Agent; and

                                  (v)     The Agents shall have received evidence that no Existing Senior Subordinated Notes shall remain outstanding on the Closing Date, after giving effect to the purchases of such Existing Senior Subordinated Notes made pursuant to the applicable Tender Offer, or if such Remaining Notes are outstanding, evidence that the Borrower has given the trustee in respect of such Remaining Notes irrevocable notice of the Borrower’s intent to repurchase such Remaining Notes as required by Existing Senior Subordinated Indenture to effectuate the Remaining Notes Repurchase.

                (c)     Collateral Access Agreements and Bailee’s Letters. Subject to Section 7.12 (Collateral Access Agreements and Bailee’s Letters), the Administrative Agent shall have received such Collateral Access Agreements and Bailee’s Letters as the Administrative Agent shall request in its sole discretion.

                (d)     Closing Date. The Closing Date shall have occurred on or before July 31, 2003.

                (e)     Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).

                (f)     Debt Rating Condition. The senior secured Indebtedness of the Borrower shall be rated at least B+ by S&P and at least B1 by Moody’s and each such rating shall be stable and not subject to a “negative watch” or “negative outlook”.

                (g)     No Material Adverse Change. The Administrative Agent and the Lenders shall be satisfied that there shall not have been a Material Adverse Change since December 31, 2002.

                (h)     Consents, Etc. Each of the Company and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Company and its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents and the Related Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents and (iii) to consummate the Transactions.

Section 3.2  Conditions Precedent to Each Loan and Letter of Credit

        The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

                (a)     Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing, and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

                (b)     Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

                                  (i)     the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

                                  (ii)     no Default or Event of Default shall have occurred and be continuing.

                (c)     No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

                (d)     Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3  Determinations of Initial Borrowing Conditions

        For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date and after giving effect to the Transactions and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit):

Section 4.1  Corporate Existence; Compliance with Law

        Each of the Borrower and its Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits, filings or notices that can be obtained, made or given by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain, make or give would not, in the aggregate, have a Material Adverse Effect.

Section 4.2  Corporate Power; Authorization; Enforceable Obligations

                (a)     The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

                                  (i)     are within such Loan Party’s corporate, limited liability company, partnership or other powers;

                                  (ii)     have been or, at the time of delivery thereof pursuant to Article III (Conditions To Loans And Letters Of Credit) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

                                  (iii)     do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Related Document or any other material Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents;

                                  (iv)     do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority, other than those listed on Schedule 4.2 (Consents) and that, except as described on Schedule 4.2 (Consents), have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), and except as described on Schedule 4.2. (Consents), each of which on the Closing Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents; and

                                  (v)     do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any other Person (other than any Governmental Authority as described in the immediately preceding clause (iv)), other than those listed on Schedule 4.2 (Consents) and that except as described on Schedule 4.2 (Consents), have been or will be, prior to the Closing Date, obtained or made, each of which on the Closing Date will be in full force and effect, other than those which if not obtained or made could not result in a Material Adverse Effect or otherwise prevent the consummation of the transactions contemplated by this Agreement or the other Loan Documents.

                (b)     This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws relating to or affecting the rights of creditors generally, and the exercise of judicial discretion in accordance with general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 4.3  Ownership of Borrower; Subsidiaries

        Set forth on Schedule 4.3 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. No Stock of any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement), options, warrants, rights of conversion or purchase or any similar rights. Neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 (Investments).

Section 4.4  Financial Statements

                (a)     The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2000, December 31, 2001 and December 31, 2002, and the related Consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the Fiscal Year then ended, certified by Pricewaterhouse Coopers LLP, and the Consolidated balance sheets of the Company and its Subsidiaries as at the Fiscal Quarter ending on or about March 31, 2003 and as at the fiscal months ending on or about April 30 and May 31, and the related Consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal periods then ended, copies of each of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets and said statements of income, retained earnings and cash flows for each completed Fiscal Quarter or fiscal month ending after December 31, 2002, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of the operations of the Company and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

                (b)     None of the Borrower or any of the Borrower’s Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

                (c)     The Projections have been prepared by the Borrower in light of the past operations of its business, and reflect projections for the Fiscal Year period beginning on January 1, 2003 on a quarterly basis for each Fiscal Quarter through and including the Fiscal Quarter ending in or about December 31, 2005 and on a year by year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

                (d)     The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries, a copy of which has been delivered to each Lender pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), has been prepared as of March 31, 2003, reflects as of such date, on a pro forma basis, the Consolidated financial condition of the Borrower and its Subsidiaries, and the assumptions expressed therein were reasonable based on the information available to the Borrower at the time so furnished and on the Closing Date.

Section 4.5  Material Adverse Change

        Since December 31, 2002, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6  Solvency

        Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrower, (c) the consummation of the Transactions and the other financing transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is Solvent.

Section 4.7  Litigation

        Except as set forth on Schedule 4.7 (Litigation), there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document or any Related Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8  Taxes

        Except as otherwise disclosed on Schedule 4.8 (Tax Matters):

                (a)     All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

                (b)     None of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

                (c)     The Borrower does not intend to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6 011-4 of the Code).

Section 4.9  Full Disclosure

                (a)     The information prepared or furnished by or on behalf of the Borrower or the Company in connection with this Agreement or the Related Documents or the consummation of the Transactions contemplated hereunder and thereunder taken as a whole, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. All facts known to the Borrower and material to an understanding of the financial condition, business, properties or prospects of the Borrower and its Subsidiaries taken as one enterprise have been disclosed to the Lenders.

                (b)     The Borrower has delivered to each Lender a true, complete and correct copy of each Disclosure Document. The Disclosure Documents (other than the Confidential Information Memorandum) comply as to form in all material respects with all applicable requirements of all applicable state and Federal securities laws.

Section 4.10  Margin Regulations

        The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11 No Burdensome Restrictions; No Defaults

                (a)     Neither the Borrower nor any Subsidiary of the Borrower (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

                (b)     Neither the Borrower nor any Subsidiary of the Borrower is in default under or with respect to any material Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

                (c)     No Default or Event of Default has occurred and is continuing.

                (d)     To the best knowledge of the Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.12  Investment Company Act; Public Utility Holding Company Act

        Neither the Borrower nor any Subsidiary of the Borrower is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company,” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

Section 4.13  Use of Proceeds

        The proceeds of (a) the Term Loan is being used solely to finance the repurchase of the Existing Notes and the other Transactions as set forth on Schedule III (Sources and Uses of Funds) (including, without limitation, the payment of fees and expenses as set forth on such Schedule III (Sources and Uses of Funds)) and (b) the Revolving Loans and the Letters of Credit will be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely to provide working capital from time to time for the Borrower and its Subsidiaries and for other general corporate purposes (including, without limitation, the payment of fees and expenses as set forth on such Schedule III (Sources and Uses of Funds)).

Section 4.14  Insurance

        All Insurance Coverage of any kind or nature of the Borrower or any of its Subsidiaries, including Insurance Coverage for life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

Section 4.15  Labor Matters

                (a)     There are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of the Borrower, threatened against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

                (b)     There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower’s knowledge, threatened, against or involving the Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

                (c)     Except as set forth on Schedule 4.15 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of the Borrower or its Subsidiaries.

                (d)     Schedule 4.15 (Labor Matters) sets forth as of the date hereof, all Material Employment-Related Contracts of the Borrower and any of its Subsidiaries.

Section 4.16     ERISA

                (a)     Schedule 4.16 (List of Plans) separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which the Borrower or any of its Subsidiaries has any material obligation or liability, contingent or otherwise.

                (b)     Each employee benefit plan of the Borrower or any of the Borrower’s Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

                (c)     Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

                (d)     There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

                (e)     Except to the extent set forth on Schedule 4.16 (List of Plans), none of the Borrower, any of the Borrower’s Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

Section 4.17  Environmental Matters

                (a)     The operations of the Borrower and each of its Subsidiaries are and to the knowledge of the Borrower in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs after the date hereof whose Dollar Equivalent would exceed $1,000,000.

                (b)     None of the Borrower or any of its Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or, to the knowledge of the Borrower, threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs whose Dollar Equivalent would exceed $1,000,000.

                (c)     Except as disclosed on Schedule 4.17 (Environmental Matters), none of the Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

                (d)     To the knowledge of the Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Borrower or of Real Property owned, operated or leased by the Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $1,000,000.

                (e)     As of the date hereof, no Environmental Lien has attached to any property of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

                (f)     The Borrower and each of its Subsidiaries has provided the Lenders with, or otherwise made available for inspection by the Administrative Agent and the Lenders, copies of all material environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Borrower or any of its Subsidiaries or any Real Property of any of them that are in the possession, custody or control of the Borrower or any of its Subsidiaries.

Section 4.18     Intellectual Property

        The Borrower and its Subsidiaries own or license or, to the Borrower knowledge, otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property) that are necessary for the operations of their respective businesses, and, to the Borrower’s knowledge, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Borrower or any of its Subsidiaries. To the Borrower’s knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right (including all Intellectual Property), slogan or other advertising device, product, process, method, substance, part or component, or other material employed by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened.

Section 4.19  Title; Real Property

                (a)     To the knowledge of the Borrower, each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.). To the knowledge of the Borrower, the Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Borrower’s and its Subsidiaries’ right, title and interest in and to all such property.

                (b)     Set forth on Schedule 4.19 (Title; Real Property) is a complete and accurate list of all Real Property of each Loan Party and its Subsidiaries and showing, as of the Closing Date, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner and, where applicable, lessee thereof.

                (c)     To the Borrower’s knowledge, no Loan Party nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any lease, option, right of first refusal or other contractual right to purchase, acquire, sell, assign, dispose of or lease any Real Property of such Loan Party or any of its Subsidiaries.

                (d)     To the Borrower’s knowledge, no portion of any Real Property of any Loan Party or any of its Subsidiaries has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to substantially the same condition as such Real Property was in immediately prior to such damage, ordinary wear and tear excepted. To the Borrower’s knowledge, no portion of any Real Property of any Loan Party or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Governmental Authority.

                (e)     To the Borrower’s knowledge, all Permits required to have been issued or appropriate to enable all Real Property of the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

                (f)     None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of the Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.20  Related Documents

                (a)     The execution, delivery and performance by each Loan Party of the Related Documents to which it is a party and the consummation of the Transactions by such Loan Party:

                                  (i)     are within such Loan Party’s respective corporate, limited liability company, partnership or other powers;

                                  (ii)     have been duly authorized by all necessary corporate or other action, including the consent of stockholders where required;

                                  (iii)     do not and will not (A) contravene or violate any Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to any Loan Party, or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party or any of its Subsidiaries, except for those that, in the aggregate, would not have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any property of any Loan Party or any of its Subsidiaries other than a Lien permitted under Section 8.2 (Liens, Etc.); and

                                  (iv)     do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that (A) will have been obtained at the Closing Date, each of which will be in full force and effect on the Closing Date, none of which will on the Closing Date impose materially adverse conditions upon the exercise of control by the Borrower over any of its Subsidiaries and (B) in the aggregate, if not obtained, would not have a Material Adverse Effect.

                (b)     Each of the Related Documents has been or at the Closing Date will have been duly executed and delivered by each Loan Party party thereto and at the Closing Date will be the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

                (c)     None of the Related Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 8.12 (Modification of Related Documents) and each of the representations and warranties therein are true and correct in all material respects and no default or event that, with the giving of notice or lapse of time or both, would be a default has occurred thereunder.

                (d)     The Obligations constitute “Senior Debt” and “Designated Senior Debt” as defined in the as defined in “Subordinated Note Indenture” Indenture.

Section 4.21  FDA Matters

                (a)     The Borrower shall, and shall cause each of its Subsidiaries to, and shall ensure that the products sold by the Borrower or such Subsidiaries, comply in all material respects with all current Requirements of Law issued or administered by the FDA.

                (b)     Neither the Borrower nor any of its Subsidiaries has received, or has knowledge of any facts which furnish any reasonable basis for, any Notice of Adverse Findings, Warning Letters, Regulatory Letters, Section 305 Notices, or other similar communications, and since April 1, 2001, there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the products sold by Borrower or any of its Subsidiaries.

                (c)     The premarket approval (“PMA”) and premarket notification (“510(k)”) documents and related documents and information for each of the products of the Borrower and each of its Subsidiaries comply in all material respects with the applicable Requirements of Law administered or promulgated by the FDA and the Borrower has no reason to believe that the FDA is considering limiting, suspending or revoking any such approvals or clearances. All preclinical and clinical studies have been conducted with recognized good clinical and good laboratory practices in all material respects.

                (d)     Neither the Borrower nor any of its Subsidiaries is aware of any facts or circumstances which are reasonably likely to cause (i) the denial, withdrawal, recall or suspension of any product sold or intended to be sold by the Borrower or any of its Subsidiaries, or (ii) a change in the marketing classification or labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

                (e)     Set forth on Schedule 4.21 (FDA Matters) is a complete and accurate list, as of the date hereof, of (i) all products manufactured, marketed or sold by the Borrower and each of its Subsidiaries which have been recalled or subject to a field notification (whether voluntarily or otherwise) on or after April 1, 2001 and (ii) all proceedings commenced on or after April 1, 2001 of which the Borrower or any of its Subsidiaries has received notice (whether completed or pending) at any time seeking recall, suspension or seizure of any product sold or proposed to be sold by the Borrower or any of its Subsidiaries.

                (f)     Since April 1, 2001, the Borrower has conducted all internal audits, has prepared all internal audit reports, has conducted all management reviews of such audit reports and has taken all such follow up corrective action indicated by such audit reports as are required pursuant to 21 C.F.R. Section 820.20.

                (g)     Since April 1, 2001, the Borrower and each of its Subsidiaries has timely filed all medical device reports (the “Medical Device Report Policy”) required to be filed pursuant to 21 C.F.R. Section 802.24. Schedule 4.21 (FDA Matters) hereto sets forth each of the Borrower’s and each of its Subsidiary’s corporate policy for filing such reports.

                (h)     The Borrower has obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by it or any of its Subsidiaries.

                                 (i)     The Borrower reasonably believes that it will be able to obtain authorization from the FDA to market all products proposed as of the Closing Date to be introduced by it under a 510(k) clearance, and will not be required to file a PMA application with the FDA with respect to any such products.

ARTICLE V

FINANCIAL COVENANTS

        The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1  Maximum Leverage Ratio

        The Borrower shall maintain, on each day of each Fiscal Quarter set forth below, a Leverage Ratio of not more than the maximum ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM LEVERAGE RATIO
September 30, 2003	4.30 to 1.00
December 31, 2003	4.20 to 1.00
March 31, 2004	4.20 to 1.00
June 30, 2004	4.20 to 1.00
September 30, 2004	4.00 to 1.00
December 31, 2004	4.00 to 1.00
March 31, 2005	3.75 to 1.00
June 30, 2005	3.75 to 1.00
September 30, 2005	3.50 to 1.00
December 31, 2005	3.50 to 1.00
March 31, 2006	3.25 to 1.00
June 30, 2006	3.00 to 1.00
September 30, 2006	3.00 to 1.00
December 31, 2006	2.75 to 1.00
March 31, 2007	2.50 to 1.00
June 30, 2007	2.50 to 1.00
September 30, 2007	2.50 to 1.00
December 31, 2007	2.50 to 1.00
March 31, 2008	2.25 to 1.00
June 30, 2008	2.25 to 1.00
September 30, 2008	2.25 to 1.00
December 31, 2008	2.25 to 1.00
March 31, 2009	2.25 to 1.00
June 30, 2009	2.25 to 1.00

Section 5.2  Minimum Interest Coverage Ratio

        The Borrower shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MINIMUM INTEREST COVERAGE RATIO
SEPTEMBER 30, 2003	3.50 to 1.00
DECEMBER 31, 2003	3.50 to 1.00
MARCH 31, 2004	3.50 to 1.00
JUNE 30, 2004	3.50 to 1.00
SEPTEMBER 30, 2004	3.50 to 1.00
DECEMBER 31, 2004	3.75 to 1.00
MARCH 31, 2005	3.75 to 1.00
JUNE 30, 2005	4.00 to 1.00
SEPTEMBER 30, 2005	4.00 to 1.00
DECEMBER 31, 2005	4.25 to 1.00
MARCH 31, 2006	4.50 to 1.00
JUNE 30, 2006	4.50 to 1.00
SEPTEMBER 30, 2006	4.50 to 1.00
DECEMBER 31, 2006	4.50 to 1.00
MARCH 31, 2007 and each	5.00 to 1.00
Fiscal Quarter ending thereafter

Section 5.3  Minimum Fixed Charge Coverage Ratio

        The Borrower shall maintain a Fixed Charge Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MINIMUM FIXED CHARGE COVERAGE RATIO
SEPTEMBER 30, 2003	1.15 to 1.00
DECEMBER 31, 2003	1.15 to 1.00
MARCH 31, 2004	1.15 to 1.00
JUNE 30, 2004	1.15 to 1.00
SEPTEMBER 30, 2004	1.15 to 1.00
DECEMBER 31, 2004	1.15 to 1.00
MARCH 31, 2005	1.15 to 1.00
JUNE 30, 2005	1.15 to 1.00
SEPTEMBER 30, 2005	1.15 to 1.00
DECEMBER 31, 2005	1.15 to 1.00
MARCH 31, 2006	1.25 to 1.00
JUNE 30, 2006	1.25 to 1.00
SEPTEMBER 30, 2006	1.25 to 1.00
DECEMBER 31, 2006	1.25 to 1.00
MARCH 31, 2007	1.25 to 1.00
JUNE 30, 2007	1.25 to 1.00
SEPTEMBER 30, 2007	1.25 to 1.00
DECEMBER 31, 2007	1.25 to 1.00
MARCH 31, 2008 and each	1.35 to 1.00
Fiscal Quarter ending thereafter

Section 5.4  Capital Expenditures

        The Borrower shall not make or incur, or permit to be made or incurred, Capital Expenditures during each of the Fiscal Years set forth below to be, in the aggregate, in excess of the maximum amount set forth below for such Fiscal Year:

FISCAL YEAR	MAXIMUM CAPITAL EXPENDITURES
2003	$40,000,000
2004	$40,000,000
2005	$40,000,000
2006	$40,000,000
2007	$45,000,000
2008	$45,000,000
2009	$25,000,000

provided, however, that to the extent that actual Capital Expenditures for any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this proviso), fifty percent (50%) of the difference between such stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding Fiscal Year.

ARTICLE VI

REPORTING COVENANTS

        The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1  Financial Statements

        The Borrower shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

                (a)     Monthly Reports. Within (i) 45 days after the end of each of the fiscal months ending March 31, June 30, September 30 and December 31 in each Fiscal Year and (ii) 30 days after the end of each other fiscal month in each Fiscal Year (or, in the cases of clauses (i) and (ii), within such additional period of up to 5 Business Days as may be agreed to by the Administrative Agent), commencing with the fiscal month ending on June 30, 2003, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month, together with monthly income statements for the Borrower’s North American and international business segments (together, the “Business Segments”), and in each case, for that portion of the current Fiscal Year ending as of the close of such month, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Financial Officer of the Borrower as fairly presenting the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated and the results of operations for each of the Borrower’s Business Segments for the periods indicated, in each case in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

                (b)     Quarterly Reports. As soon as available, and in no event later than 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter, together with quarterly income statements for each of the Borrower’s Business Segments, and in each case, for that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Borrower as fairly presenting the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated and the results of operations for each of the Borrower’s Business Segments for the periods indicated, in each case in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

                (c)     Annual Reports. As soon as available, and in no event later 90 days after the end of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, together with unaudited income statements for each of the Borrower’s Business Segments, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit by the Borrower’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default in respect of the financial covenants specified in Article V (Financial Covenants) has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing in respect of such financial covenants, a statement as to the nature thereof.

                (d)     Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause  (b) or (c) above, a certificate of a Responsible Officer of the Borrower (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Leverage Ratio (for purposes of determining the Applicable Margin) and demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) that is tested on a quarterly basis and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto.

                (e)     Corporate Chart and Other Collateral Updates. Together with each delivery of any Financial Statement required to be delivered pursuant to clause  (b) or (c) above, (i) a certificate of a Responsible Officer of the Borrower certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent that, to the best of the knowledge of the Borrower, all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding Fiscal Year have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (e) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause  (e) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.

                (f)     Business Plan. Not later than the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of the Borrower and its Subsidiaries for each Fiscal Quarter in the next succeeding Fiscal Year approved by the Board of Directors of the Borrower, (ii) forecasts prepared by management of the Borrower for each Fiscal Quarter in the next succeeding Fiscal Year, and (iii) forecasts prepared by management of the Borrower for each Fiscal Quarter of the succeeding Fiscal Year and for each Fiscal Year thereafter on an annual basis through the Fiscal Year in which the Term Loan Maturity Date is scheduled to occur, including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.

                (g)     Management Letters, Etc. Within five Business Days after receipt thereof by any Loan Party, copies of each management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Borrower’s Accountants).

                (h)     Intercompany Loan Balances. Together with each delivery of any Financial Statement pursuant to clause (a) above, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the fiscal month covered by such Financial Statement, certified by a Responsible Financial Officer of the Borrower.

Section 6.2  Default Notices

        As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3 Litigation

        Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of each action, suit and proceeding (or series of related actions, suits and proceedings) before any domestic or foreign Governmental Authority or arbitrator affecting the Borrower or any Subsidiary of the Borrower that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrower or such Subsidiary, expose the Borrower or such Subsidiary to liability in an amount aggregating $1,000,000 or more or that, if adversely determined, would have a Material Adverse Effect.

Section 6.4  Asset Sales

        Prior to, or concurrently with, any Asset Sale or series of related Asset Sales whose Net Cash Proceeds (or the Dollar Equivalent thereof) are anticipated to exceed $250,000 individually, the Borrower shall send the Administrative Agent a notice (a) describing such Asset Sale or series of related Asset Sales or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries; provided, however that with respect to any such Asset Sales, the foregoing notice shall only be required to the extent that a mandatory prepayment of the Loans is required pursuant to Section 2.8 (Mandatory Prepayments).

Section 6.5  Notices under Related Documents

        Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any Related Document.

Section 6.6  SEC Filings; Press Releases

                (a)     Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of (a) all reports that the Borrower sends to its security holders generally, (b) all reports and registration statements that the Borrower or any of the Borrower’s Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc. and (c) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public or any other creditor.

                (b)     Together with the delivery of any Financial Statements delivered pursuant to Section 6.1(b) or (c) (Financial Statements), the Borrower agrees to send to the Administrative Agent copies of all press releases that have been made by or on behalf of any Loan Party during the Fiscal Quarter covered by such Financial Statements.

Section 6.7  Labor Relations

        Promptly after becoming aware of the same, the Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

Section 6.8  Tax Returns

        Upon the request of any Lender, through the Administrative Agent, the Borrower shall provide copies of all federal, state, local and foreign tax returns and reports filed by the Borrower (for itself or as successor-in-interest to ALARIS Medical) or any Subsidiary of the Borrower in respect of taxes measured by income (excluding sales, use and like taxes).

Section 6.9  Insurance

        As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Borrower shall furnish the Administrative Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance satisfactory to the Administrative Agent and the Lenders outlining all material Insurance Coverage maintained as of the date of such report by the Borrower or any Subsidiary of the Borrower and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such Insurance Coverage (other than programs of self-insurance) have been paid and confirming that the Administrative Agent has been named as loss payee or additional insured to the extent required by Section 7.5 (Maintenance of Insurance), as applicable.

Section 6.10  ERISA Matters

        The Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

                (a)     promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

                (b)     promptly and in any event within 10 days after the Borrower, and Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower describing such ERISA Event or waiver request and the action, if any, the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

                (c)     simultaneously with the date that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

Section 6.11  Environmental Matters

        The Borrower shall provide the Administrative Agent promptly and in any event within 15 days after the Borrower or any Subsidiary of the Borrower learning of any of the following, written notice of each of the following:

                (a)     that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000;

                (b)     the receipt by any Loan Party of written notification that any real or personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

                (c)     the receipt by any Loan Party of any written notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000;

                (d)     the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000;

                (e)     any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Loan Party or any of its Subsidiaries other than those the consequences of which, in the aggregate, have reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000;

                (f)     any proposed action by any Loan Party or any of its Subsidiaries or any proposed change in Environmental Laws that, in the aggregate with other such proposed actions or proposed changes, has a reasonable likelihood of requiring the Loan Parties to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that, in the aggregate, would have Costs whose Dollar Equivalent shall exceed $500,000 that shall subject the Loan Parties to additional Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000; and

                (g)     upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

Section 6.12  Customer Contracts

        Promptly after any Loan Party becoming aware of the same, the Borrower shall give the Administrative Agent prior to the Closing Date, and at any time thereafter, written notice of any cancellation, termination or loss of any material Contractual Obligation or other customer arrangement that could reasonably be expected to result in a Material Adverse Effect.

Section 6.13  FDA Reports

        Together with the delivery of any Financial Statements delivered pursuant to Section 6.1(b) or (c) (Financial Statements), the Borrower agrees to provide summaries to the Administrative Agent regarding the regulatory status of the Borrower’s and each of its Subsidiaries’ medical device products and a Responsible Officer of the Borrower shall certify to the Administrative Agent that the quality system of the Borrower and its Subsidiaries complies with all applicable Requirements of Law of the FDA and that no material adverse finding resulted from any inspection or audit conducted by the Borrower or any of its Subsidiaries regarding their quality systems. Such summaries will contain information regarding the status of PMA and 510(k) submissions; the status of agency actions regarding such submissions (denial, withdrawal, etc.); the termination or suspension of marketing of any of the Borrower’s or any of its Subsidiaries’ medical device products; the results of FDA inspections of the Borrowers’ and each of its Subsidiaries’ manufacturing facilities. The Borrower shall, and shall cause each of its Subsidiaries to, provide the Administrative Agent timely access to all available documentation relating to any of the foregoing information, including summaries containing information regarding the results of any internal inspections and audits conducted by the Borrower or any of its Subsidiaries regarding its medical device products.

Section 6.14  Tax Treatment

        Promptly upon the Borrower determining that it intends to treat the Loans and the Letters of Credit and the related transactions contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6 011-4 of the Code), the Borrower shall give the Administrative Agent written notice thereof.

Section 6.15  Other Information

        The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any Subsidiary of the Borrower as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

        The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1  Preservation of Corporate Existence, Etc.

        The Borrower shall, and shall cause each Subsidiary of the Borrower to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Section 8.4 (Sale of Assets) and Section 8.7 (Restriction on Fundamental Changes; Permitted Acquisitions).

Section 7.2  Compliance with Laws, Etc.

                (a)     The Borrower shall, and shall cause each Subsidiary of the Borrower to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

    (b)        Notwithstanding anything to the contrary in clause (a) above,

                                 (i)     the Borrower shall, and shall cause each of its Subsidiaries to, comply in all material Requirements of Law administered or promulgated by the FDA, and shall take all such actions as shall reasonably be necessary to ensure such compliance on an ongoing basis during the term of this Agreement, including, without limitation (a) retaining an independent manufacturing practices consultant (should the Borrower or any such Subsidiaries believe it prudent to do so) to audit the Borrower’s and each such Subsidiary’s manufacturing practices, and taking all such reasonable remedial actions as any such consultant retained by the Borrower or any of its Subsidiaries shall recommend with respect to any significant deviations from the FDA’s Good Manufacturing Practices Regulations; (b) retaining experienced FDA counsel to advise the Borrower and such Subsidiaries on legal issues affecting such compliance; and (c) requesting such FDA counsel (should the Borrower’s or any such Subsidiaries believe it prudent to do so) to audit the Borrower’s and each such Subsidiary’s complaint and medical device reporting files, or other areas regulated by the FDA, from time to time and taking all such remedial actions with respect thereto as such FDA counsel shall recommend.

                                 (ii)     The Borrower shall and shall cause each of its Subsidiaries to, report to the FDA all events that the Borrower, any of its Subsidiaries or its counsel concludes are required to be reported to the FDA under the FDA’s medical device reporting regulations and shall furnish promptly to the Administrative Agent copies of all notices of adverse findings (including 485 observations and establishment inspection reports), regulatory letters, Section 305 Notices, recalls and FDA regulatory actions filed or threatened, relating to the Borrower’s or any of its Subsidiaries’ medical device products.

Section 7.3  Conduct of Business

        The Borrower shall, and shall cause each Subsidiary of the Borrower to, (a) conduct its business in the ordinary course and consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.4  Payment of Taxes, Etc.

        The Borrower shall, and shall cause each Subsidiary of the Borrower to, pay and discharge before the same shall become delinquent, all Material Governmental Claims, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP.

Section 7.5  Maintenance of Insurance

        The Borrower shall (a) maintain for, itself, and the Borrower shall cause to be maintained for each Subsidiary of the Borrower, Insurance Coverage with a Captive Insurance Entity (to the extent such Captive Insurance Entity are created and capitalized in accordance with the terms of this Agreement) and/or with responsible and reputable insurance or reinsurance companies or associations (as applicable) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, and such other Insurance Coverage as may be reasonably requested by the Requisite Lenders, and, in any event, all insurance required by any Collateral Documents and (b) cause all such Insurance Coverage (other than general liability policies and self insurance programs) and, if applicable, reinsurance, to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent.

Section 7.6  Access

        The Borrower shall, and shall cause each Subsidiary of the Borrower to, from time to time permit the Administrative Agent and/or the Lenders, or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each Subsidiary of the Borrower, (b) visit the properties of the Borrower and each Subsidiary of the Borrower, (c) discuss the affairs, finances and accounts of the Borrower and each Subsidiary of the Borrower with any of their respective officers or directors and (d) communicate directly with any of its certified public accountants (including the Borrower’s Accountants). Borrower shall authorize its certified public accountants (including the Borrower’s Accountants), and shall cause the certified public accountants of any Subsidiary of the Borrower, if any, to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any Subsidiary of the Borrower.

Section 7.7  Keeping of Books

        The Borrower shall, and shall cause each Subsidiary of the Borrower to keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Borrower and each such Subsidiary.

Section 7.8  Maintenance of Properties, Etc.

        The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.9  Application of Proceeds

        The Borrower (and, to the extent distributed to them by the Borrower, each Loan Party) shall use the entire amount of the proceeds of the Loans as provided in Section 4.13 (Use of Proceeds) and otherwise in accordance with the Sources and Uses of Funds.

Section 7.10  Environmental

        The Borrower shall, and shall cause each Subsidiary of the Borrower to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of Borrower or any Subsidiary of the Borrower incurring Environmental Liabilities and Costs whose Dollar Equivalent shall exceed $1,000,000 in the aggregate, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

Section 7.11  Additional Collateral and Guaranties

        To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of property acquired in connection with any Permitted Acquisition, any other after acquired property, Persons that become Subsidiaries of any Loan Party pursuant to the Global Manufacturing Restructuring and any other Persons that become Subsidiaries of any Loan Party after the Closing Date), the Borrower agrees promptly to do, or cause each Subsidiary of the Borrower to do, each of the following, unless otherwise agreed by the Administrative Agent:

                (a)     deliver to the Administrative Agent such duly executed supplements and amendments to the Guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that each Subsidiary of each Loan Party and each Subsidiary of the Borrower planning to enter, having entered, having agreed to enter or which any Loan Party has agreed to cause to enter into Guaranty Obligations of the Indebtedness of any Loan Party or any other Person in each case to the extent such Guaranty Obligations are permitted hereunder, guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, that, unless (x) the Borrower and the Administrative Agent otherwise agree, (y) such Non-U.S. Person or Subsidiary has entered into Guaranty Obligations as described above having substantially similar tax consequences or (z) such guaranty can be given without resulting in any material adverse tax consequences for the Loan Parties and their Subsidiaries, taken as a whole (including any Person that becomes a Loan Party as a result of such pledge or grant), in no event shall any Non-U.S. Person or any Subsidiary of any Non-U.S. Person be required to guaranty the payment of the Obligations;

                (b)     deliver to the Administrative Agent such duly-executed joinder and amendments to the Pledge and Security Agreement and, if applicable, other Collateral Documents (or, in the case of any such Subsidiary of any Loan Party that holds shares in any Person that is not a Domestic Subsidiary and is organized under the laws of Australia, Canada, Mexico, the United Kingdom, Luxembourg or such other jurisdictions as may be reasonably required by the Administrative Agent, foreign charges, pledges, security agreements and other Collateral Documents necessary or advisable to perfect the Administrative Agent’s Lien on such shares), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to (i) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in the Stock and Stock Equivalents and other debt Securities owned by the Borrower, any Loan Party or any Subsidiary of any Loan Party or any Subsidiary of the Borrower planning to enter, having entered, having agreed to enter or which any Loan Party has agreed to cause to enter into Guaranty Obligations as described in clause (a) above or any other Person planning to enter, having entered or having agreed to enter into any such Guaranty Obligations and (ii) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in all property interests and other assets of any Loan Party or any Subsidiary of any Loan Party or any Subsidiary of the Borrower planning to enter, having entered, having agreed to enter or which any Loan Party has agreed to cause to enter into Guaranty Obligations as described in clause (a) above or any other Person planning to enter, having entered or having agreed to enter into any such Guaranty Obligations; provided, however, that, unless (x) the Borrower and the Administrative Agent otherwise agree or (y) such pledge or grant can be made without resulting in any material adverse tax consequences for the Loan Parties and their Subsidiaries, taken as a whole (including any Person that becomes a Loan Party as a result of such pledge or grant), in no event shall any Loan Party or any Subsidiary thereof be required to pledge (i) in excess of 65% of the outstanding Voting Stock of any Non-U.S. Person that is a direct Subsidiary of the Borrower or of any Subsidiary of the Borrower that is a Domestic Person or (ii) any Stock in any direct or indirect Subsidiary of any Non-U.S. Person that is a direct Subsidiary of the Borrower or of any Subsidiary of the Borrower that is a Domestic Person;

                (c)     deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders, amendments and foreign agreements executed pursuant to clause (b) above, together with (i) in the case of Pledged Certificated Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Debt Instruments and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

                (d)     to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above, or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent;

                (e)     if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

Section 7.12  Collateral Access Agreements and Bailee’s Letters

                (a)     To the extent not delivered to the Administrative Agent on or prior to the Closing Date, the Borrower shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to obtain, within 90 days after the Closing Date (or such later date as shall be acceptable to the Administrative Agent in its sole discretion), and deliver to the Administrative Agent such Collateral Access Agreements and Bailee’s Letters as the Administrative Agent shall reasonably request.

                (b)     The Borrower agrees that if at any date of determination any Collateral of any Loan Party with a book value in excess of $5,000,000 (in the aggregate, taken together with all such other Collateral that is located on any Real Property that is not owned by a Loan Party) is located on any Real Property (whether such Real Property is now existing or acquired or used after the Closing Date) that is not owned by a Loan Party, the Borrower shall, or shall cause such other Loan Party to, use its commercially reasonable efforts to obtain Collateral Access Agreements or Bailee’s Letters from owner or lessor of such real property and deliver such Collateral Access Agreements or Bailee’s Letters to the Administrative Agent within 90 days of such date of determination.

Section 7.13  Real Property

                (a)     The Borrower shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all of their respective obligations under all of their respective Leases now or hereafter held respectively by them, including the Leases set forth in Schedule 4.19 (Title; Real Property) (ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner any term, covenant or condition of any such Lease if such modification, amendment, cancellation, extension or other change would have a Material Adverse Effect, (iii) not assign or sublet any other Lease if such assignment or sublet would have a Material Adverse Effect, (iv) provide the Administrative Agent with a copy of each notice of default under any Lease received by the Borrower or any Subsidiary of the Borrower immediately upon receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent by the Borrower or any Subsidiary of the Borrower under any Lease simultaneously with its delivery of such notice under such Lease and (v) notify the Administrative Agent at least 7 days prior to the date the Borrower or any Subsidiary takes possession of, or becomes liable under, any new leased premises or Lease, whichever is earlier.

                (b)     At least 15 Business Days prior to (i) entering into any Lease (other than a renewal of an existing Lease) for the principal place of business and chief executive office of the Borrower or any other Guarantor or any other Lease (including any renewal) in which the Dollar Equivalent of the annual rental payments is anticipated to equal or exceed $1,000,000 or (ii) acquiring any material owned Real Property, the Borrower shall, and shall cause such Guarantor to, provide the Administrative Agent written notice thereof and, upon written request of the Administrative Agent, the Borrower shall, and shall cause such Guarantor to provide Phase I environmental reports on such Real Property or, as the case may be, the Real Property subject to such Lease showing no condition that could give rise to material Environmental Costs and Liabilities.

                (c)     To the extent not previously delivered to the Administrative Agent, upon written request of the Administrative Agent, the Borrower shall, and shall cause each Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, promptly and in any event not later than 45 days after receipt of such notice (or, if such notice is given by the Administrative Agent prior to the acquisition of such Real Property or Lease, immediately upon such acquisition), a Mortgage on any Real Property or Lease of the Borrower or such Guarantor, together with (i) if requested by the Administrative Agent and either such Real Property is located in the United States, such Lease is subject to the laws of the United States (including any state thereof) or such Lease is a Lease of Real Property located in the United States, all Mortgage Supporting Documents relating thereto or (ii) otherwise, documents similar to Mortgage Supporting Documents deemed by the Administrative Agent to be appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a first-priority Lien on such Real Property or Lease.

Section 7.14  Interest Rate Contracts

        The Borrower shall, within 30 days after the Closing Date, enter into an Interest Rate Contract or Contracts, on terms and with a tenor satisfactory to the Administrative Agent, covering a notional amount sufficient to ensure that at least 50% of the Financial Covenant Debt of the Borrower is effectively paid on a fixed-rate basis.

Section 7.15  Repurchases of Indebtedness

        The Borrower shall redeem, repurchase and/or defease the Remaining Notes (x) upon such actions being or becoming permitted under the Existing Senior Subordinated Indenture, in accordance with its terms, and (y) as long as at such time (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in pro forma compliance with the financial covenants specified in Article V (Financial Covenants) for the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(b) or (c) (Financial Statements).

ARTICLE VIII

NEGATIVE COVENANTS

        The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1  Indebtedness

        The Borrower shall not and shall not permit any Subsidiary of the Borrower to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

                (a)     the Secured Obligations (other than in respect of Hedging Contracts not permitted to be incurred pursuant to clause (j) below) and Guaranty Obligations in respect thereto;

                (b)     the Senior Subordinated Notes in an aggregate principal amount not to exceed $175,000,000;

                (c)     at any time prior to the time such Remaining Notes are required to be repurchased or redeemed hereunder, the Remaining Notes;

                (d)     Indebtedness existing on the date of this Agreement (after giving effect to the Tender Offer) and disclosed on Schedule 8.1 (Existing Indebtedness);

                (e)     Guaranty Obligations incurred by the Borrower or any Guarantor in respect of Indebtedness of the Borrower or any Guarantor that is otherwise permitted by this Section 8.1 (other than clause (b) above);

                (f)     Capital Lease Obligations and purchase money Indebtedness incurred by the Borrower or a Subsidiary of the Borrower to finance the acquisition of fixed assets and associated general intangibles; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.4 (Capital Expenditures) and that the Dollar Equivalent of the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $5,000,000 at any time;

                (g)     Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (d) (other than any intercompany Indebtedness, the Remaining Notes or any other Existing Notes disclosed on Schedule 8.1 (Existing Indebtedness)) or (f) above or this clause (g); provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Borrower or any Subsidiary of the Borrower obligated thereunder, including as to weighted average maturity and final maturity, than the Indebtedness being renewed, extended, refinanced or refunded;

                (h)     Indebtedness arising from intercompany loans (i) from the Borrower to any Guarantor, (ii) from any Guarantor to the Borrower or any other Guarantor or (iii) from the Borrower or any Guarantor to any Subsidiary of the Borrower that is not a Guarantor; provided, however, that, in the case of this clause (iii), the Investment in such intercompany loan to such Subsidiary is permitted under Section 8.3 (Investments);

                (i)     Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

                (j)     Obligations under Interest Rate Contracts mandated by Section 7.14 (Interest Rate Contracts) and other Hedging Contracts permitted under Section 8.17 (No Speculative Transactions);

                (k)     Permitted Acquisition Debt; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all such Permitted Acquisition Debt shall not exceed $5,000,000; and

                (l)     unsecured Indebtedness not otherwise permitted under this Section 8.1; provided, however, that the Dollar Equivalent of the aggregate outstanding principal amount of all such unsecured Indebtedness shall not exceed $20,000,000 at any time; provided, further, that the Dollar Equivalent of the aggregate outstanding principal amount of such Indebtedness owing by the Foreign Subsidiaries of the Borrower, collectively, shall not exceed the Dollar Equivalent of $15,000,000 at any time; provided, further, that notwithstanding anything to the contrary in this clause (l), such Indebtedness owing by the Foreign Subsidiaries of the Borrower may be secured to the extent permitted under Section 8.2(j) (Liens, Etc.).

Section 8.2  Liens, Etc.

        The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

                (a)     Liens created pursuant to the Loan Documents;

                (b)     Liens existing on the date of this Agreement and disclosed on Schedule 8.2 (Existing Liens);

                (c)     Customary Permitted Liens on the assets of the Borrower and its Subsidiaries;

                (d)     purchase money Liens granted by the Borrower or any of its Subsidiaries (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of the Borrower’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(f) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

                (e)     any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1(g) (Indebtedness);

                (f)     Liens in favor of lessors securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, in each case to the extent such operating leases or sale and leaseback transactions are permitted hereunder;

                (g)     Liens on cash or cash equivalents in an aggregate amount not exceeding $10,000,000 as security for Hedging Contracts entered into by the Borrower or any of its Subsidiaries with third-party financial institutions; provided that such Hedging Contracts are permitted pursuant to Section 8.17 (No Speculative Transactions).

                (h)     Liens on assets or property acquired in connection with a Permitted Acquisition; provided, however, that such Liens (i) were existing at the time of such Permitted Acquisition, (ii) were not incurred by the Borrower or its Subsidiaries or the Proposed Acquisition Target in contemplation of (or in connection with) such Permitted Acquisition, (iii) do not extend to any assets of the Borrower or any of its Subsidiaries other than such assets or property of the Proposed Acquisition Target and (iv) the Indebtedness secured by such Liens were permitted to be incurred or assumed pursuant to Section 8.1(l) (Indebtedness).

                (i)     Liens in favor of the contracting party, assignee or purchaser on medical instruments or other medical devices that are the subject of Instrument Contracts and Liens in favor of the lessee on medical instruments or other medical devices that are the subject of leases to the extent that the interest of such lessee on such medical instruments or devices constitutes a Lien, and Liens on the interest of the Borrower or any Subsidiary on the medical instruments or medical devices subject to Instrument Contracts, in each case entered into in the ordinary course of business; provided that no such Lien shall extend to or cover any assets of the Borrower or any Subsidiary of the Borrower that are not the subject of any such Instrument Contract or lease;

                (j)     Liens granted by any Foreign Subsidiary of the Borrower on assets of any such Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under Section 8.1(l) (Indebtedness);

                (k)     Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities (other than Indebtedness) of any Loan Party; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such obligations and liabilities shall not exceed $500,000 at any time.

Section 8.3  Investments

        The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly make or maintain any Investment except for the following:

                (a)     Investments existing on the date of this Agreement and disclosed on Schedule 8.3 (Existing Investments);

                 (b)     Investments in cash and Cash Equivalents;

                 (c)     Investments in payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Borrower and its Subsidiaries;

                (d)     Investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower effected in the ordinary course of business;

                (e)     Investments by (i) the Borrower in any Guarantor or any Guarantor in the Borrower or any other Guarantor, (ii) the Borrower or any Guarantor in connection with a Permitted Acquisition, (iii) any Subsidiary of the Borrower that is not a Guarantor in the Borrower or any other Wholly-Owned Subsidiary of the Borrower or (iv) the Borrower or any Guarantor in a Subsidiary that is not a Guarantor; provided, however, that with respect to Investments permitted pursuant to this clause (iv), (A) the Dollar Equivalent of the aggregate outstanding amount of all such Investments shall not exceed $10,000,000 at any time and (B) such Investments (to the extent in the form of intercompany Indebtedness) shall be evidenced by a promissory note and pledged to the Administrative Agent pursuant to the Pledge and Security Agreement;

                (f)     loans or advances to employees of the Borrower or any of its Subsidiaries in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the Dollar Equivalent of the aggregate principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $1,000,000 at any time;

                (g)     Guaranty Obligations permitted by Section 8.1 (Indebtedness);

                (h)     Investments in a Captive Insurance Entity; provided, however, that the aggregate amount of all such Investments made (i) during the period commencing on the date the Captive Insurance Entity is created and ending on the last day of the Fiscal Year in which it is created shall not exceed $10,000,000 and (ii) during each Fiscal Year thereafter shall not exceed $1,000,000;

                 (i)     Investments in connection with the sale or lease of medical instruments pursuant to Instrument Contracts in the ordinary course of business;

                 (j)     Investments in Hedging Contracts permitted to be entered into by the Loan Parties pursuant to Section 8.17 (No Speculative Transactions);

                (k)     Investments in connection with Lease Guaranty Obligations in an amount not to exceed the Dollar Equivalent of $3,000,000 in the aggregate in any Fiscal Year;

                (l)     Investments constituting part of the transactions contemplated by the Global Manufacturing Restructuring; provided that the Borrower complies with the provisions of Section 8.7 (Restriction on Fundamental Changes; Permitted Acquisitions) in connection therewith; and

                (m)     Investments not otherwise permitted hereby; provided, however, that the Dollar Equivalent of the aggregate outstanding amount of all such Investments shall not exceed $5,000,000 at any time.

Section 8.4  Sale of Assets

        The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, in the case of any Subsidiary, issue or sell any shares of their Stock or any Stock Equivalents (any such disposition (other than any transfers of tooling equipment pursuant to Tooling Arrangements) being an “Asset Sale”), except for the following:

                (a)     the sale or disposition of Cash Equivalents or the sale, lease or disposition of Inventory (or equipment formerly classified as Inventory), in each case in the ordinary course of business;

                (b)     the sale or disposition of equipment that has become obsolete or is replaced in the ordinary course of business;

                (c)     a true lease or sublease of Real Property not constituting Indebtedness and not constituting a sale and leaseback transaction;

                (d)     assignments and licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business;

                (e)     any Asset Sale to the Borrower or any Guarantor;

                (f)     any Asset Sale by a Foreign Subsidiary to another Foreign Subsidiary;

                (g)     any Asset Sale necessary in connection with the Global Manufacturing Restructuring to the extent permitted under Section 8.7 (Restriction on Fundamental Changes; Permitted Acquisitions); and

                (h)     as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value, payable in cash upon such sale; provided, however, that with respect to any such Asset Sale pursuant to this clause (h), (i) the Dollar Equivalent of the aggregate consideration received during any Fiscal Year for all such Asset Sales shall not exceed $5,000,000 and (ii) all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.8 (Mandatory Prepayments); provided, however that notwithstanding anything to the contrary in this clause (h), if the aggregate consideration received with respect to such Asset Sale is less than $250,000 individually (in a single transaction or in a series of related transactions) and is less than $1,000,000 in the aggregate when taken together with all other such Asset Sales for consideration less than $250,000, such Asset Sale does not have to be for Fair Market Value.

Section 8.5  Restricted Payments

        The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except for the following:

                (a)     Restricted Payments by any Subsidiary of the Borrower to the Borrower or any Guarantor; and

                (b)     dividends and distributions declared and paid on the common Stock of the Borrower and payable only in common Stock of the Borrower.

Section 8.6  Prepayment and Cancellation of Indebtedness

                (a)     The Borrower shall not and shall not permit any Subsidiary of the Borrower to, cancel any claim or Indebtedness owed to any of them except (i) in the ordinary course of business consistent with past practice and (ii) in respect of intercompany Indebtedness among the Borrower and the Guarantors.

                (b)     The Borrower shall not and shall not permit any Subsidiary of the Borrower to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; provided, however, that the Borrower and each Subsidiary of the Borrower may (i) prepay the Obligations in accordance with the terms of this Agreement, (ii) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness, (iii) prepay Indebtedness under the Existing Notes with the proceeds of the initial Borrowings hereunder to the extent set forth on Schedule III (Sources and Uses of Funds), (iv) make other prepayments, redemptions and repurchases of the Remaining Notes pursuant to Section 7.15 (Repurchases of Indebtedness), (v) prepay any Indebtedness payable to the Borrower by any of its Subsidiaries and renew, extend, refinance and refund any such intercompany Indebtedness and (vi) make other prepayments, redemptions and repurchases of other Indebtedness to the extent the refinancing or refunding thereof is permitted by Section 8.1(g) (Indebtedness).

Section 8.7  Restriction on Fundamental Changes; Permitted Acquisitions

                (a)     The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) except in connection with the Merger, the Global Manufacturing Restructuring or a Permitted Acquisition, (i) merge with any Person, (ii) consolidate with any Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (b) enter into any joint venture (other than a Permitted Joint Venture), general partnership or limited liability partnership with any Person or (c) acquire or create any Subsidiary unless, after giving effect to such creation or acquisition, such Subsidiary is a Wholly-Owned Subsidiary of the Borrower, the Borrower is in compliance with Section 7.11 (Additional Collateral and Guaranties) and the Investment in such Subsidiary is permitted under Section 8.3(c) (Investments).

                (b)     Notwithstanding anything to the contrary in the foregoing clause (a), the Borrower shall not be permitted to consummate the Global Manufacturing Restructuring, unless

                                 (i)     the requirements set forth in Section 7.11 (Additional Collateral and Guaranties) shall have been satisfied to the satisfaction of the Administrative Agent in its sole discretion exercised reasonably; and

                                 (ii)     both before and immediately after giving effect to each transaction contemplated by the Global Manufacturing Restructuring as set forth on Schedule IV (Global Manufacturing Restructuring), (x) no Default or Event of Default shall have occurred or be continuing or could reasonably be expected to result therefrom and (y) the representations and warranties set forth in Article IV (Representations and Warranties) shall be true and correct in all material respects on and each applicable date of determination with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct on and as of such date; and

                                  (iii)     such Global Manufacturing Restructuring is completed on or before June 30, 2004.

Section 8.8  Change in Nature of Business

        The Borrower and its Subsidiaries, taken as a whole, shall not make any material change in the nature or conduct of the business of the Borrower and its Subsidiaries, taken as a whole, as carried on at the date hereof, whether in connection with a Permitted Acquisition or otherwise.

Section 8.9  Transactions with Affiliates

        The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Borrower that is not a Subsidiary of the Borrower, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower that is not a Subsidiary of the Borrower, (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Borrower that is not a Subsidiary of the Borrower (except to the extent such purchase or acquisition constitutes a Permitted Acquisition), (d) repay any Indebtedness to any Affiliate of the Borrower that is not a Subsidiary of the Borrower or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower that is not a Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for, in the case of this clause (e), (i) transactions in the ordinary course of business (including transactions with the Captive Insurance Entity that are within the scope of the purpose for which such Person was formed, transactions contemplated by the Tooling Arrangements and transactions required to effectuate the Global Manufacturing Restructuring) on a basis no less favorable to the Borrower or, as the case may be, such Subsidiary thereof as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof, and (ii) salaries and other director or employee compensation to officers or directors of the Borrower or any of its Subsidiaries commensurate with current compensation levels.

Section 8.10  Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

        Except pursuant to the Loan Documents, Qualified Hedging Contracts, and any agreements governing purchase money Indebtedness or Capital Lease Obligations permitted by Section 8.1(b), (f) or (g) (Indebtedness) (in which latter case, any prohibition or limitation shall only be effective against the assets financed thereby), the Borrower shall not, and shall not permit any of its Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

Section 8.11  Modification of Constituent Documents

        The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially affect the rights and privileges of the Borrower or any Subsidiary of the Borrower and do not materially affect the interests of the Agents, the Lenders and the Issuers under the Loan Documents or in the Collateral.

Section 8.12  Modification of Related Documents

        The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Related Document (except for modifications to the terms of the Remaining Notes or the Senior Subordinated Notes (or, in each case, the applicable indenture or agreement in connection therewith) permitted under Section 8.13 (Modification of Debt Agreements)) and modifications that do not materially affect the rights and privileges of the Borrower or any Subsidiary of the Borrower under such Related Document and that do not materially affect the interests of the Secured Parties under the Loan Documents or in the Collateral.

Section 8.13  Modification of Debt Agreements

        The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, except as required pursuant to the Tender Offer, change or amend the terms of the Remaining Notes or the Senior Subordinated Notes (or any indenture or agreement or other material document entered into in connection therewith) if the effect of such amendment is to (a) increase the interest rate on such Remaining Notes or the Senior Subordinated Notes, (b) change the dates upon which payments of principal or interest are due on such Remaining Notes or Senior Subordinated Notes, other than to extend such dates, (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Remaining Notes or Senior Subordinated Notes, (d) change the subordination provisions of such Remaining Notes or Senior Subordinated Notes, if applicable (e) change the redemption or prepayment provisions of such Remaining Notes or Senior Subordinated Notes other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Remaining Notes or Senior Subordinated Notes in a manner adverse to the Borrower, any Subsidiary of the Borrower, the Administrative Agent or any Lender.

Section 8.14  Accounting Changes; Fiscal Year

        The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) Fiscal Year.

Section 8.15  Margin Regulations

        The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.16  Sale/Leasebacks

        The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into any sale and leaseback transaction.

Section 8.17  No Speculative Transactions

        The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, engage in any speculative transaction or in any transaction involving Hedging Contracts except as required by Section 7.14 (Interest Rate Contracts) or for the sole purpose of hedging in the normal course of business and consistent with the practices of companies similarly situated to the Borrower.

Section 8.18  Compliance with ERISA

        The Borrower shall not, and shall not permit any Subsidiary of the Borrower or any ERISA Affiliate to, cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1  Events of Default

        Each of the following events shall be an Event of Default:

                (a)     the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

                (b)     the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of five Business Days after the due date therefor; or

                (c)     any representation or warranty made or deemed made pursuant to Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) by any Loan Party in any Loan Document or by any Loan Party in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

                (d)     any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenants), Section 6.1 (Financial Statements), Section 6.2 (Default Notices), Section 7.1 (Preservation of Corporate Existence, Etc.), Section 7.6 (Access), Section 7.9 (Application of Proceeds), Section 7.11 (Additional Collateral and Guaranties), Section 7.14 (Interest Rate Contracts), Article VIII (Negative Covenants) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

                (e)     (i)  the Borrower or any Subsidiary of the Borrower shall fail to make any payment on any Indebtedness of the Borrower or any such Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $5,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

                (f)     (i)  the Borrower or any Subsidiary of the Borrower shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower or any Subsidiary of the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower or any Subsidiary of the Borrower (but not instituted by the Borrower or any Subsidiary of the Borrower), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) the Borrower or any Subsidiary of the Borrower shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

                (g)     one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount whose Dollar Equivalent exceeds $5,000,000, to the extent not covered by insurance, shall be rendered against one or more of the Borrower and its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                (h)     an ERISA Event shall occur and the Dollar Equivalent of the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $5,000,000 in the aggregate; or

                (i)     any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

                (j)     any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien (subject to Customary Permitted Liens), or any Loan Party shall so state in writing; or

                (k)     there shall occur any Change of Control; or

                (l)     one or more of the Borrower and the Subsidiaries of the Borrower shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower and the Subsidiaries of the Borrower based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection therewith, the Borrower or any Subsidiary of the Borrower is likely to incur Environmental Liabilities and Costs whose Dollar Equivalent exceeds $5,000,000 in the aggregate that were not reflected in the Projections or the Financial Statements delivered pursuant to Section 4.4 (Financial Statements) prior to the date hereof.

Section 9.2  Remedies

        During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default), (x) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3  Actions in Respect of Letters of Credit

        At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 105% of the Letter of Credit Obligations, or (iii) as may be required by Section 2.8(c) or (d) (Mandatory Prepayments), the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.) for deposit in a Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required such that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (iii) above, the amount required by Section 2.8(c) or (d) (Mandatory Prepayments). The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.12(g) (Payments and Computations), as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 9.4  Rescission

        If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Commitments or the acceleration of the Loans and other Obligations and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE X

THE ADMINISTRATIVE AGENT; THE AGENTS

Section 10.1  Authorization and Action

                (a)     Each Lender and each Issuer hereby appoints Citicorp as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders, Issuers and the other Secured Parties under such Collateral Documents.

                (b)     As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

                (c)     In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

                (d)     The Arrangers shall have no obligations or duties whatsoever in such capacity under this Agreement (except as expressly specified in this Agreement) or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

                (e)     Notwithstanding anything to the contrary contained in this Agreement, the Syndication Agent and each Co-Documentation Agent is a Lender designated as “Syndication Agent” or “Co-Documentation Agent” for title purposes only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer and shall have no rights separate from its rights as a Lender except as expressly provided in this Agreement.

Section 10.2  Administrative Agent’s Reliance, Etc.

        None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 11.2(c) (Assignments and Participations), (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.3  Posting of Approved Electronic Communications

                (a)     Each of the Lenders, the Issuers and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on “e-Disclosure”, the Agent’s internet delivery system that is part of Fixed Income Direct, Citigroup Global Fixed Income’s primary web portal, IntraLinks™ or a successor electronic platform chosen by the Administrative Agent to be its internet delivery system (the “Approved Electronic Platform”).

                (b)     Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers and the Borrower acknowledges and agrees, and the Borrower shall cause each Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers, and the Borrower hereby approves, and the Borrower shall cause each Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrower shall cause each Guarantor to understand and assume, the risks of such distribution.

                (c)     The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform. No warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects) is made by the agent affiliates in connection with the approved electronic communications or the approved electronic platform.

                (d)     Each of the Lenders, the Issuers and the Borrower agree, and the Borrower shall cause each Guarantor to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 10.4  The Agents Individually

        With respect to its Ratable Portion, to the extent that any of the Administrative Agent, the Syndication Agent and/or the Co-Documentation Agents is a Lender under this Agreement, such Person shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Revolving Credit Lenders”, “Term Loan Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent, the Syndication Agent and/or the Co-Documentation Agent, each in its respective individual capacity as a Lender, a Revolving Credit Lender, Term Loan Lender or as one of the Requisite Lenders. Each of the Administrative Agent, the Syndication Agent and/or the Co-Documentation Agents and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if such Person were not acting in such capacity as the Administrative Agent, the Syndication Agent and/or the Co-Documentation Agents, as applicable.

Section 10.5  Lender Credit Decision

        Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agent, or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon the Administrative Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

Section 10.6  Indemnification

        Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

Section 10.7  Successor Administrative Agent

        The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X (The Administrative Agent) as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 10.8  Concerning the Collateral and the Collateral Documents

                (a)     Each Lender and each Issuer agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion of the Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries, (iii) act as collateral agent and enforcement agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

                (b)     Each of the Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers against any of the following:

                                 (i)     all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction in full of all Loans, all Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuers);

                                 (ii)     any assets that are subject to a Lien permitted by Section 8.2(d) or (e) (Liens, Etc.);

                                 (iii)     any part of the Collateral transferred, sold or disposed of by a Loan Party or any Subsidiary of a Loan Party in connection with the Global Manufacturing Restructuring; provided that the Borrower has complied with the terms and conditions of Section 8.7 (Restrictions on Fundamental Changes; Permitted Acquisitions); and

                                 (iv)     any other part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement).

Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.8 promptly upon the effectiveness of any such release.

Section 10.9  Collateral Matters Relating to Related Obligations

        The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 11.6 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section 11.7 (Sharing of Payments, Etc.).

ARTICLE XI

MISCELLANEOUS

Section 11.1  Amendments, Waivers, Etc.

(a)

No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

                                 (i)     waive any condition specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) or Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), subject to the provisions of Section 3.3 (Determinations of Initial Borrowing Conditions);

                                 (ii)     increase the Commitment of such Lender or subject such Lender to any additional obligation; provided, however, that any such increase with respect to the aggregate Term Loan Commitments or the aggregate Revolving Credit Commitments shall require the consent of the Requisite Term Loan Lenders or the Requisite Revolving Credit Lenders, as the case may be;

                                 (iii)     extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal of any such Loan (it being understood that Section 2.8 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;

                                 (iv)     reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

                                 (v)     reduce the rate of interest on any Loan or Reimbursement Obligation outstanding and owing to such Lender or any fee payable hereunder to such Lender;

                                 (vi)     postpone any scheduled date fixed for payment of such interest or fees owing to such Lender or waive any such payment;

                                 (vii)     change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

                                 (viii)     release all or substantially all of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents) or release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement);

                                  (ix)     amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), this Section 11.1 or any of the definitions of the terms “Requisite Lenders”, “Requisite Revolving Credit Lenders”, “Requisite Term Loan Lenders” or “Ratable Portion”;

and provided, further, that (w) any modification of the application of payments under Section 2.8 (Mandatory Prepayments) or Section 2.12(g) (Payments and Computations) adversely affecting the Term Loan Lenders shall require the consent of the Requisite Term Loan Lenders and any such modification of the application of payments under Section 2.8 (Mandatory Prepayments) or Section 2.12(g) (Payments and Computations) or the reduction of the Revolving Credit Commitments under Section 2.4(b) (Reduction and Termination of the Revolving Credit Commitments) adversely affecting the Revolving Credit Lenders shall require the consent of the Requisite Revolving Credit Lenders, (x) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2 (Assignments and Participations) affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (z) no amendment, waiver or consent shall, unless in writing and signed by an Issuer in addition to the Lenders required above to take such action, affect the rights or duties of such Issuer under this Agreement or the other Loan Documents.

                (b)     The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

                (c)     If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Commitments, Term Loans and Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid.

Section 11.2  Assignments and Participations

                (a)     Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans, the Revolving Loans and the Letters of Credit); provided, however, that (i)(A) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitment and (B) if any such assignment shall be of the assigning Lender’s Term Loans and Term Loan Commitment, such assignment shall cover the same percentage of such Lender’s Term Loans and Term Loan Commitment, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than $1,000,000 or an integral multiple of $500,000 in excess thereof, except, in either case, (A) with the consent of the Borrower and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably withheld or delayed); and provided, further,that, notwithstanding any other provision of this Section 11.2, the consent of the Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing. Any such assignment need not be ratable as among the Term Loan Facility and the Revolving Credit Facility.

                 (b)     The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.16 (Substitution of Lenders) and Section 11.1(c) (Amendments, Waivers, Etc.) the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, and if such Lender were an Issuer, of such Issuer hereunder and thereunder, and (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

                (c)     The Administrative Agent shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Commitments of and principal amount of the Loans and Letter of Credit Obligations owing to each Lender from time to time (the “Register”). Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                (d)     Notwithstanding anything to the contrary contained in clause (b) above, the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 11.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Internal Revenue Code or such regulations). Solely for purposes of this Section 11.2 and for tax purposes only, the Administrative Agent shall act as the Borrower’s agent for purposes of maintaining such notations of transfer in the Register.

                (e)     Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), as applicable.

                (f)     In addition to the other assignment rights provided in this Section 11.2, each Lender may do each of the following:

                                 (i)     grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

                                 (ii)     assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) with notice to the Administrative Agent (but without consent of the Administrative Agent or the Borrower), (1) any holder of, or trustee for the benefit of, the holders of such Lender’s Securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 (Assignments and Participations) other than this clause (f) or clause (g) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (f) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Section 2.14 (Capital Adequacy) and Section 2.15 (Taxes) and of Section 2.13(c) (Increased Costs) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Section 2.14 (Capital Adequacy), Section 2.15 (Taxes) or Section 2.13(c) (Increased Costs) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder.

                (g)     Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount of, or postpone any date fixed for the payment of, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Section 2.14 (Capital Adequacy), Section 2.15 (Taxes), Section 2.13(c) (Increased Costs) and of Section 11.6 (Right of Set-off), in each case as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.14 (Capital Adequacy), Section 2.15 (Taxes) or Section 2.13(c) (Increased Costs) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold.

                (h)     Any Issuer may at any time assign its rights and obligations hereunder to any other Lender or an Affiliate of any such Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such Issuer and such Lender or an Affiliate of any such Lender. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.3 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

Section 11.3  Costs and Expenses

                (a)     The Borrower agrees upon demand to pay, or reimburse the Administrative Agent, the Arrangers and the Agents (collectively, the “Reimbursed Parties”), as applicable, for, all of their reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP, local legal counsel retained by such Reimbursed Parties, collectively, for the purposes of regulatory matters and/or matters relating to the perfection and enforceability of pledges and security interests granted to the Administrative Agent, for the benefit of the Secured Parties under the Loan Documents, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Reimbursed Parties in connection with any of the following: (i) the Arrangers’ audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Borrower or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions in connection therewith), (iv) the ongoing administration by the Administrative Agent of this Agreement and the Loans, including consultation by the Administrative Agent with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document by the Administrative Agent, (vi) the commencement, defense or intervention by the Administrative Agent in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, the Transactions, the Related Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, the Merger, the Related Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

                (b)     The Borrower further agrees to pay or reimburse the Reimbursed Parties and each of the Lenders and Issuers upon demand for all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent, such other Reimbursed Parties, such Lenders or such Issuers in connection with any of the following: (i) in protecting, collecting or enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding or the responding to, and preparing for, any subpoena or request for document production with which the Administrative Agent, any such Reimbursed Party, Lender or Issuer is served or deposition or other proceeding in which any of the foregoing Persons is called to testify, in each case, relating to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 11.4  Indemnities

                (a)     The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, each Lender and each Issuer (including each Person obligated on a Hedging Contract that is a Loan Document if such Person was a Lender or Issuer at the time of it entered into such Hedging Contract) and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans And Letters Of Credit) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and out-of-pocket expenses, joint or several, of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding or the preparation of any defense in connection therewith, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, any of the Transactions, any Disclosure Document, any Related Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby, and whether or not any such transaction was consummated (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter to the extent that such liability has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to the Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer.

                (b)     The Borrower shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the other Reimbursed Parties, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the other Reimbursed Parties, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

                (c)     The Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

                (d)     The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 11.5  Limitation of Liability

                (a)     The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Related Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                (b)     IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 11.6  Right of Set-off

        Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders (and that, it shall, to the extent lawfully entitled to do so, upon the request of the Requisite Lenders) exercise its set-off rights under this Section 11.6 against any deposit accounts of the Loan Parties and their Subsidiaries maintained with such Lender or any Affiliate thereof. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.7  Sharing of Payments, Etc.

                (a)     If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses) or Section 11.4 (Indemnities) (other than payments pursuant to Section 2.13 (Special Provisions Governing Eurodollar Rate Loans), Section 2.14 (Capital Adequacy) or Section 2.15 (Taxes)) or otherwise receives any Collateral or any “Proceeds” (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Section 2.13 (Special Provisions Governing Eurodollar Rate Loans), Section 2.14 (Capital Adequacy) or Section 2.15 (Taxes)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (including pursuant to Section 11.6 (Right of Set-off)) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

                (b)     If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

                (c)     The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 11.8  Notices, Etc.

                (a)     Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

                                                (i)              if to the Borrower:

ALARIS Medical Systems, Inc.
10221 Wateridge Circle
San Diego, CA 92121
Attention:    Vice President - Finance
with a copy to the General Counsel
Telecopy no:    (858) 458-6217
E-Mail Address:     rmathews@alarismed.com
                                  srickers@alarismed.com

with a copy to: Piper Rudnick LLP 1251 Avenue of the Americas New York, New York 10020-1104 Attention: Marjorie Sybul Adams Telecopy no: (212) 835-6001 E-Mail Address: marjorie.adams@piperrudnick.com

                                                (ii)              if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

                                                (iii)              if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices); and

                                                (iv)              if to the Administrative Agent:

CITICORP NORTH AMERICA, INC. 390 Greenwich Street, 1st Floor New York, New York 10013 Attention: Allen Fisher Telecopy no: (212) 723-8958 E-Mail Address: allen.fisher@citigroup.com with a copy to:
WEIL, GOTSHAL & MANGES LLP 767 Fifth Avenue, New York, New York 10153-0119 Attention: Daniel S. Dokos Telecopy no: (212) 310-8007 E-Mail Address: daniel.dokos@weil.com or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

                (b)     Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring a user prior access to such Approved Electronic Platform, website or other device, when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facilities) or Article X (The Administrative Agent) shall not be effective until received by the Administrative Agent.

                (c)     Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of, any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications electronically (in a format acceptable to the Administrative Agent) to oploanswebadmin@citigroup.com or to such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement.

Section 11.9  No Waiver; Remedies

        No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.10     Binding Effect

        This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.11  Governing Law

        This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.12  Submission to Jurisdiction; Service of Process

                (a)     Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

                (b)     The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Borrower at its address specified in Section 11.8 (Notices, Etc.). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                (c)     Nothing contained in this Section 11.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

                (d)     If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 11.13  Waiver of Jury Trial

        EACH OF THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE CO-DOCUMENTATION AGENTS, THE LENDERS, THE ISSUERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 11.14  Marshaling; Payments Set Aside

        None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15  Section Titles

        The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 11.16  Execution in Counterparts

        This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 11.17  Entire Agreement

        This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 11.18  Confidentiality

        Each Lender and the Agents agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or Agent, as the case may be, on a non-confidential basis from a source other than the Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicle grantees of any option described in Section 11.2(f) (Assignments and Participations), contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, and in each case, to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 11.18. Notwithstanding any other provision in this Agreement, the Borrower and the Agents hereby agree that each of the Borrower, the Lenders and the Agents (and each of their respective employees, representatives and agents and each of the officers, directors, employees, accountants, attorneys and other advisors of any of them) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facilities and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to each of them relating to such U.S. tax treatment and U.S. tax structure.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALARIS MEDICAL SYSTEMS, INC. as Borrower By: /s/ Stuart E. Rickerson —————————————— Name: Stuart E. Rickerson Title: Vice President, General Counsel & Secretary

CITICORP NORTH AMERICA, INC., as Administrative Agent and Lender By: /s/ Myles Kassin —————————————— Name: Myles Kassin Title: Vice President

UBS SECURITIES LLC, as Syndication Agent By: /s/ Daniel W. Ladd III —————————————— Name: Daniel W. Ladd III Title: Executive Director

BEAR STEARNS CORPORATE LENDING INC., as Co-Documentation Agent and as Lender By: /s/ Richard Bram Smith —————————————— Name: Richard Bram Smith Title: Vice President

CIBC WORLD MARKETS CORP., as Co-Documentation Agent By: /s/ Terence Moore —————————————— Name: Terence Moore Title: Executive Director

CITICORP NORTH AMERICA, INC., as Issuer By: /s/ Myles Kassin —————————————— Name: Myles Kassin Title: Vice President

Other Lenders:

UBS AG, CAYMAN ISLANDS BRANCH

By: /s/ Luke Goldsworthy
——————————————
Name: Luke Goldsworthy
Title: Associate Director
Banking Products Services, US

By: /s/ Patricia O'Kicki
——————————————
Name: Patricia O'Kicki
Title: Director

CIBC INC. By: /s/ Terence Moore —————————————— Name: Terence Moore Title: Executive Director

HSH Nordbank AG, New York Branch

By: /s/ Christian Erich Rossa
——————————————
Name: Christian Erich Rossa
Title: Senior Vice President

HSH Nordbank AG, New York Branch

By: /s/ Constanze von Rheinbaben
——————————————
Name: Constanze von Rheinbaben
Title: Assistant Vice President

TABLE OF CONTENTS

Schedules
Schedule I	-	Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule III	-	Sources and Uses of Funds
Schedule IV	-	Global Manufacturing Restructuring
Schedule 1.1(a)	-	Employee Stock Plans
Schedule 4.2	-	Consents
Schedule 4.3	-	Ownership of Subsidiaries
Schedule 4.7	-	Litigation
Schedule 4.8	-	Tax Matters
Schedule 4.15	-	Labor Matters
Schedule 4.16	-	List of Plans
Schedule 4.17	-	Environmental Matters
Schedule 4.19	-	Real Property
Schedule 4.21	-	FDA Matters
Schedule 8.1	-	Existing Indebtedness
Schedule 8.2	-	Existing Liens
Schedule 8.3	-	Existing Investments
EXHIBITS
Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of Revolving Credit Note
Exhibit B-2	-	Form of Term Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Letter of Credit Request
Exhibit E	-	Form of Notice of Conversion or Continuation
Exhibit F	-	Form of Opinion of Counsel for the Loan Parties
Exhibit G	-	Form of Guaranty
Exhibit H	-	Form of Pledge and Security Agreement

                  SCHEDULE III - SOURCES AND USES OF FUNDS

                 The estimated sources and uses of the funds necessary to consummate the Transactions that shall occur on or prior to the Closing Date are set forth below (the "Sources and Uses of Funds"):

Sources of Funds	($mm)	Uses of Funds	($mm)
Revolving Loans	0.0	Repay Existing Secured Notes	204.3
Term Loan	245.0	Repay Existing Senior Subordinated Notes	186.7
Senior Subordinated Notes	175.0	Repay Existing Senior Discount Notes	172.8
Equity Offering	113.7	Fees and Expenses	19.8
Balance Sheet Cash	49.9
Total Sources	583.6	Total Uses	583.6